EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

Between

CHAMPION INDUSTRIES, INC.
a West Virginia corporation

And

THE SOLE SHAREHOLDER OF
SYSCAN CORPORATION,
a West Virginia corporation

Dated As of September 7, 2004

i

SECTION	PAGE
12.6. Binding Nature; Assignments	28
12.7. Governing Law	28
12.8. Legal Fees and Expenses; Other Expenses	28
12.9. Invalid Provisions	28
Signatures	28

v

EXHIBITS

1.	Shareholders

2.	Disclosure Schedule

3.	List of Real Estate Owned, Used or Leased

4.	List of Bank Accounts

5.	List of Contracts, Insurance, Etc.

6.	Employment Benefits

7.1	Opinion of Counsel for Company

7.2	Opinion of Counsel for Shareholders

8.	Confidentiality and Non-Competition Agreement

9.	Lease (Fruehauff Building)

10.	Lease (Main Facility)

11.	Contract of Purchase and Sale (SOS Building)

12.	Employment Agreement

STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made as of the 7th day of September, 2004, by and between CHAMPION INDUSTRIES, INC., a West Virginia corporation (the “Purchaser”) and WILLIAM G. WILLIAMS, JR. (individually, the “Shareholder”), being the sole Shareholder of SYSCAN CORPORATION, a West Virginia corporation (the “Company”).

W I T N E S S E T H

     WHEREAS, the Company is a West Virginia corporation with authorized capitalization of 1,000 shares of common stock, $100 par value (the “Authorized Stock”), of which 51.55 shares are currently issued and outstanding (the “Stock”); and

     WHEREAS, Shareholder is the holder of all shares of Stock of the Company; and

     WHEREAS, Shareholder desires to sell, and Purchaser desires to purchase, all the shares of Stock owned by Shareholder and as set forth in Exhibit 1 hereto upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the covenants and mutual agreements contained in this Agreement and in reliance upon the representations and warranties hereinafter set forth, the parties do hereby agree as follows:

Section 1. Transfer of Stock; Consideration.

     1.1 Transfer of Stock. Subject to all the terms and conditions hereof, Shareholder hereby agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date (as hereinafter defined in Section 8) all shares of Stock owned by Shareholder.

     1.2 Consideration. In consideration of the sale of the Stock to Purchaser, and subject to the conditions hereinafter set forth, Purchaser hereby agrees to purchase the Stock for the initial purchase price of Three Million Five Hundred Thousand Dollars ($3,500,000) cash (the “Cash Purchase Price”), plus the Contingent Purchase Price as set forth in Section 1.3. The Cash Purchase Price is premised upon the “Modified Working Capital” of the Company (working capital from Company’s balance sheet as adjusted on the asset side for interest receivable from Williams Land Corporation and the liability side for interest bearing debt of Company) being One Million Three Hundred Seventy Nine Thousand Five Hundred Forty Four Dollars ($1,379,544) at July 31, 2004. To the extent the Modified Working Capital at Closing varies from One Million Three Hundred Seventy Nine Thousand Five Hundred Forty Four Dollars ($1,379,544) by more than Twenty Five Thousand Dollars ($25,000), the Cash Purchase Price shall be increased or decreased, as the case may be, by One Dollar ($1.00) for each One Dollar ($1.00) in excess of such Twenty Five Thousand Dollars ($25,000) variance. To the extent that Modified Working Capital as of Closing is incapable of determination on the Closing Date, the parties agree that it shall be computed as soon as practicable thereafter, and to the extent any party is entitled to an increase or decrease in the Cash Purchase Price, the other party shall deliver such payment within ten (10) days of such determination.

     1.3(a) Contingent Purchase Price. In addition to the Three Million Five Hundred Thousand Dollars ($3,500,000) Cash Purchase Price, the Shareholder may be entitled to receive additional Contingent Purchase Price of an amount that shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000).

     1.3(b) Deductions from Contingent Purchase Price. The Contingent Purchase Price shall be subject to reduction as follows:

(i)	if any of the Company’s employees identified in a confidential memorandum referencing this subsection 1.3(b) executed by the parties simultaneously with execution of this Agreement voluntarily terminate employment with Company or are terminated For Cause (as defined in Section 1.3(e)) prior to the Contingent Purchase Price Calculation Date (as defined in Section 1.3(c)) then the Contingent Purchase Price shall be reduced as set forth in such confidential memorandum, such reductions not to exceed $450,000 in the aggregate

(ii)	if any of the Company’s top five (5) accounts, other than the account identified in a confidential memorandum referencing this subsection 1.3(b) executed by the parties simultaneously with execution of this Agreement (as determined by gross sales volume for the twelve (12) full months after the Closing Date) fails to generate the same or greater gross sales volume on a yearly basis for each of the two (2) years preceding the Contingent Purchase Price Calculation Date, then the Contingent Purchase Price shall be reduced as follows:

•	$150,000

The two yearly comparisons shall be determined as follows: (1) The twelve (12) full calendar months prior to Closing (the “Base Period”) shall be compared to the twelve (12) full calendar months following Closing (the “Initial Twelve Month Period”); and (2) the twelve (12) full calendar months after the Initial Twelve Month Period shall be compared to the Base Period.

Provided, however, if any such account fails to generate the required gross sales volume and Company has obtained a new account for which Company had no gross sales volume prior to the date of this Agreement and said new account has generated the same or greater sales volume during each full twelve (12) calendar month period after Closing as did the lost account during the Base Period, then there shall be no deduction for said lost account. If more than one of the top five accounts is lost, then for there to be no deduction under this paragraph, a like amount of new accounts must be obtained and satisfy all conditions of this paragraph.

(iii)	if the Company fails to keep the account identified in a confidential memorandum referencing this subsection 1.3(b) executed by the parties simultaneously with execution of this Agreement up through and including the Contingent Purchase Price Calculation Date then the Contingent Purchase Price shall be reduced as follows:

•	$100,000

(iv)	if, for any reason, Shareholder is not employed by Company as of the Contingent Purchase Price Calculation Date or has been terminated For Cause (as defined in Section 1.3(e)) then the Contingent Purchase Price shall be reduced as follows:

•	$1,000,000

     1.3(c) Contingent Purchase Price Calculation Date. The Contingent Purchase Price Calculation Date shall be the 1st day of the month following the twenty-fourth full month after the Closing Date. By way of example if the Closing Date is September 15, 2004 then the Contingent Purchase Price Calculation Date shall be October 1, 2006. The Shareholder will be notified in writing of the Contingent Purchase Price amount as determined by Purchaser within twenty (20) calendar days of the Contingent Purchase Price Calculation Date. The Contingent Purchase Price shall be determined by deducting from One Million Five Hundred Thousand Dollars ($1,500,000) all required deductions set forth in Section 1.3(b). If Shareholder has not been so notified during this twenty (20) day period, Shareholder shall notify Purchaser who shall then have ten (10) business days from receipt of said notice to provide to Shareholder the written notification of the Contingent Purchase Price amount.

     1.3(d) Contingent Purchase Price Payment Date. The Contingent Purchase Price Payment Date shall be a date no more than sixty (60) days after the Contingent Purchase Price Calculation Date. If the Shareholder notifies Purchaser in writing within thirty (30) days after receipt of a report of Purchaser’s determination of the Contingent Purchase Price that he objects to the computation of the Contingent Purchase Price set forth therein, and if Purchaser and the Shareholder are unable to reach agreement within thirty (30) days after such notification by Shareholder, the determination of the amount of Contingent Purchase Price shall be submitted to an arbitrator to be appointed by the American Arbitration Association for arbitration in Huntington, West Virginia in accordance with its rules, whose determination shall be binding and conclusive on Purchaser and the Shareholder for the purposes of this Agreement. Purchaser and the Shareholder shall bear their own fees and expenses in connection with such arbitration, and Purchaser and the Shareholder shall each bear one-half of the fees, costs and expenses of the arbitrator and the American Arbitration Association.

     1.3(e) For Cause. For Cause shall be defined as personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order which violation has an adverse effect on Purchaser or Company or their business, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with Purchaser’s or Company’s business, misappropriation of assets or material breach of any other provision of this Agreement or any employment or confidentiality agreement affecting such person, provided that such person has received written notice from the Company or the Purchaser of such material breach and such breach remains uncured thirty (30) days after the delivery of such notice.

     1.3(f) Cancellation of Deductions from Contingent Purchase Price. If the Company’s total Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for each of the twelve (12) full calendar month periods following Closing is One Million Four Hundred Thousand Dollars ($1,400,000) or more, then in such event there shall be no deductions from the Contingent Purchase Price and Shareholder shall be entitled to the entire Contingent Purchase Price amount ($1,500,000). EBITDA shall be calculated as set forth in the confidential memorandum referencing this section 1.3(f) executed by the parties simultaneously with execution of this Agreement.

     1.4 Payment of Consideration. The Cash Purchase Price of Three Million Five Hundred Thousand Dollars ($3,500,000) shall be paid at Closing in cash by wire transfer of funds or certified or cashiers check drawn to the order of Shareholder. The Contingent Purchase Price, if any, shall be paid as set forth in Section 1.3(a).

     Section 2. Representations and Warranties of the Shareholder.

     Except as disclosed in the Disclosure Schedule, dated as of the date of this Agreement, delivered to Purchaser concurrently herewith and made a part hereof as Exhibit 2, by specific reference to the sections of this Agreement as to which disclosure is being made, the Shareholder represents and warrants to Purchaser as a material inducement to Purchaser to enter into and perform its obligations under this Agreement, as of the date hereof and as of the Closing Date, as follows:

     2.1 Organization; Authority to do Business. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. The Company is not qualified and is not required to be qualified to do business as a foreign corporation in any other state due to the character of the properties owned by the Company or the nature of the business transacted by it. The Company has all requisite power and authority to own and operate its properties and to conduct its business in the manner and in the places where it is now conducted.

     2.2 Subsidiaries and Investments. Except as disclosed on Schedule 2.2, the Company has no subsidiaries and owns no stock in any other corporation. The Company does not directly or indirectly own any capital stock of, or equity interests in, any other corporation, partnership or limited liability company. The Company is not a member of or participant in any partnership, limited liability company or joint venture and is not obligated to become such a member or participant.

     2.3 Capital Stock. The authorized capital stock (“Authorized Stock”) of the Company is One Thousand (1,000) shares of stock, of one class, consisting of One Thousand (1,000) shares of common stock, One Hundred Dollar ($100.00) par value, of which Fifty One and 55/100ths (51.55) shares of Stock are currently issued and outstanding, fully paid and nonassessable. There are no authorized or outstanding subscriptions, unsatisfied preemptive rights, options, warrants, calls or other rights to acquire any of the Stock or Authorized Stock or any other securities of the Company or obligating the Company to issue any shares of its capital stock. There are no securities outstanding which are convertible into capital stock of the Company. There are no written shareholder agreements, voting trusts, proxies or other agreements with respect to the voting of the capital stock of the Company. None of the Stock has been issued in violation of any preemptive rights of any shareholder.

     2.4 Ownership of Stock. The Shareholder is the owner of record of all the issued and outstanding shares of Stock.

     2.5 Good Title. The Shareholder has, at the date of this Agreement and will, at the Closing Date, have good title to the shares of Stock to be sold pursuant to this Agreement, free and clear of all security interests, claims, restrictions, liens and encumbrances, voting trusts, proxies or other agreements affecting voting or disposition of such Stock, and the Shareholder will have at the closing date full legal right, power and authority to sell, assign and transfer the Stock to the Purchaser. The delivery to the Purchaser of the certificates representing such Stock pursuant to this Agreement will transfer to Purchaser full legal and equitable title thereto, free and clear of all liens, encumbrances, voting trusts, proxies or other agreements affecting voting or disposition of such Stock, claims and rights of others.

     2.6 Authority. Shareholder has the right, power, legal capacity and authority to enter into and perform his obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not violate any provision of, or result in the breach of the terms of any agreement to which Shareholder or the Company is a party or by which he may be bound, or any order, judgment or decree applicable to Shareholder, or result in the creation of any claim, lien, charge or encumbrance upon any Stock of Shareholder.

     2.7 Compliance with Law and Other Authorizations. The Company and each of its officers, employees and agents possess, and will at the Closing Date possess, all rights, privileges, memberships, licenses, franchises, permits, approvals and other Authorizations (collectively, the “Authorizations”) that are (i) required by any federal, state or local governmental body, or any agency thereof, or (ii) needed from any non-governmental person or entity, to conduct the business of the Company as currently being conducted and are material to the operations of the Company. The Company has not had revoked or suspended an

Authorization or qualification to conduct its business in any jurisdiction, and has received no notification from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that the Company is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization. Neither the Company nor any of its officers, employees or agents is in noncompliance with, or in violation of, any applicable law, statute, ordinance, rule, Authorization, license, permit, governmental regulation, writ, injunction, judgment, decree or order in connection with the ownership or business of the Company which are material to the operations of the Company.

     Since January 1, 2000, the Company has filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to file with any governmental agency or regulatory authority having jurisdiction over its operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

     2.8 Books and Records; Articles and By-laws. The Company has maintained its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with the years beginning after December 31, 1999, and since January 1, 2004, no changes have been made in its accounting practices or procedures. The Company’s certificate and articles of incorporation, bylaws and all corporate minutes which have been delivered to Purchaser prior to the date hereof, are true, correct and complete copies thereof, as amended to the date hereof.

     2.9 Company Financial Statements. The Shareholder has delivered to Purchaser prior to the execution of this Agreement copies of the following financial statements of the Company (which, together with all future financial statements to be furnished are collectively referred to herein as the “Company Financial Statements”): the Balance Sheets of Company as of December 31, 2000, 2001, 2002, 2003 and June 30, 2004, and the related Income Statements or the periods then ended, and the notes thereto. The Company Financial Statements (as of the dates thereof and for the periods covered thereby):

          (a) Are prepared from and in accordance with the books and records of Company, which are complete and correct in all material respects (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with generally accepted accounting principles on a consistent basis; and

          (b) Present fairly the financial position and results of operations and changes in financial position of Company as of the dates and for the periods indicated, in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

     The Company’s Financial Statements for the period ending June 30, 2004, are complete and correct in all material respects, and fairly present Company’s financial condition and results of operations as of such date and for such period.

     2.10 Absence of Undisclosed Liabilities. At June 30, 2004, the Company had no obligation or liability, contingent or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material (materiality being defined as individually or in the aggregate being a sum equal to or in excess of Twenty Five Thousand Dollars ($25,000)), to Company except as disclosed in the Company Financial Statements; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to July 31, 2004, or from any action omitted to be taken during such period that, to the knowledge of Shareholders, could reasonably be expected to result in any such material obligation or liability, except as disclosed or provided for in the Company Financial Statements. The amounts set up as liabilities for taxes in the Company Financial Statements are sufficient for the payment of all taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at July 31, 2004. Since July 31, 2004, the Company has not incurred or paid any obligation or liability which would be material (on a consolidated basis) to Company, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted practices and except as disclosed herein.

     2.11 Absence of Certain Changes. Except as specifically disclosed and described in Exhibit 2 hereto, between July 31, 2004 and the date hereof, there has not been (i) any transaction by the Company not in the ordinary course of business, or any sale of any asset of the Company (other than sales of inventory in the ordinary course of business); (ii) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets of the Company; (iii) a declaration or payment of any dividend or distribution upon the Stock; (iv) any waiver by the Company of any material right under any of its Contracts; (v) any incurring or assumption of, or commitment to become liable with respect to, any obligation (contractual or otherwise) other than in the ordinary course of business; (vi) alteration by the Company, in any material respect, of the timing or method of its usual collection of receivables or other payments due it for products sold or services rendered; (vii) any gifts or donations by the Company; or (viii) any event or events which, individually or in the aggregate, could be expected to have a material adverse effect on the financial condition, operations, business or assets of the Company.

     2.12 Tax Matters.

          (a) Except as disclosed in Section 2.12(a) of Exhibit 2, all federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Company have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate in all material respects. All taxes with respect to such returns and all taxes otherwise due have been timely paid in the amount reflected on the tax return. As of the date hereof, and as of the Closing Date, there is and shall be no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to Company, except as reserved against in the Company Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

          (b) The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

          (c) To the extent any federal, state, local or foreign taxes are due from Company for the period or periods beginning January 1, 2004, or thereafter through and including the Closing Date, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of Company, prepared before the Closing Date.

          (d) As of the date of this Agreement, the Company is not subject to any penalty or other addition to tax by reason of a violation of any tax order, tax rule or tax regulation or a default with respect to any tax return for taxable periods ending on or before the date hereof.

          (e) There are no (i) liens with respect to taxes (except for liens for taxes not yet delinquent) or (ii) outstanding liabilities with respect to taxes that could form the basis for liens, upon any of the properties or assets, whether real, personal or mixed, tangible or intangible, of the Company, except those which accrue in the ordinary course of business.

          (f) The Company is not a party to any agreement providing for the allocation or sharing of, or indemnification for, taxes.

          (g) The Company is not required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

          (h) Neither the Company nor any other person or entity has entered into any agreement with any taxing authority that will bind the Purchaser after the Closing Date.

     2.13 No Threatened or Pending Litigation. Except as fully set forth in Exhibit 2 there is no claim, legal action, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending or threatened, (or unasserted) against or relating to the Company, its properties, assets or businesses or the transactions contemplated by this Agreement. The Company is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

     2.14 Title of Properties and Condition of Assets.

          (a) The Company has good, marketable and indefeasible title to all of its property and assets, and valid leasehold interests in such of its properties as are leased, including the property and assets reflected on the Company Financial Statements (other than property and assets disposed of in the ordinary course of business since the date of such Company Financial Statements), free and clear of any security interests, liens, charges or encumbrances whatsoever, except as set forth in Exhibit 2.

          (b) Exhibit 3 sets forth a true and complete list and summary description of all real estate owned, used or leased by the Company, together with a brief description of the structures located thereon.

          (c) No instrument of record, easement, license, grant, applicable zoning or building law, ordinance or administrative regulation or other impediment of any kind materially adversely affects the value of, or prohibits or interferes with, or would, if not permitted by any prior non-conforming use, prohibit or interfere with, the use, operation, maintenance of, or access to the real or personal property subject thereto as now used, operated or maintained by the Company.

          (d) All of the principal items of machinery and equipment now owned and actively used by the Company in its business are owned by the Company outright, in each case free and clear of all security interests, claims, liens, charges or encumbrances whatsoever, except as set forth in Exhibit 2. Such machinery and equipment now owned and actively used by the Company is sufficient and adequate to carry on its business as now conducted.

          (e) To the best of Shareholder’s knowledge, all the plants, buildings, structures, machinery and equipment owned, leased and actively used by the Company are in good operating order and are usable in the ordinary course of business, based on the age of such equipment, ordinary wear and tear excepted. All other plants, buildings, structures, machinery, and equipment are being sold “AS IS, WHERE IS”.

     2.15 Accounts Receivable and Bank Accounts. To the best of Shareholder’s knowledge, except as disclosed on Section 2.15 of Exhibit 2, all notes and accounts receivable of the Company shown on the Company Financial Statements or thereafter acquired have been collected or are current and collectible, subject to (a) a five percent (5%) allowance for noncollectibility and (b) to returns and allowances in the ordinary course of business (in the case of each note in accordance with its terms, and in the case of each account within 90 days after billing) at the aggregate recorded amounts thereof on the books of the Company and are subject to no counterclaims or set-offs. Exhibit 4 to this Agreement contains a schedule identifying all bank and brokerage accounts of the Company, whether or not such accounts are held in the name of the Company, listing respectively the signatories therefor and the names of all persons holding a power of attorney from the Company and a summary of the terms thereof.

     2.16 Inventories. All inventories of the Company, whether or not reflected in the Company Financial Statements, are of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which, in the aggregate, are immaterial in amount. Items included in such inventories are carried on the books of the Company, and are valued on the Company Financial Statements at the lower of cost or market and, in any event, at not greater than their net realizable value, on an item by item basis, after appropriate deduction for costs of completion, marketing costs, transportation expense, and allocation of overhead.

     2.17 Contracts. Attached hereto is Exhibit 5 which contains an accurate and complete list of:

          (1) all current licenses, franchises, ordinances, permits, reports to any municipal authority granting any license or franchise, license or franchise applications, patents, patent applications, patent licenses, trademark registrations, and applications therefore, service marks, service names, trade names, copyrights and copyright registrations, and applications therefor, wholly or partially owned or held by Company or used in the operation of its business;

          (2) all fire, theft, casualty, liability and other insurance policies insuring Company and its properties, specifying the type of coverage;

          (3) all sales agency agreements or sales agreements providing for the services of an independent contractor to which either Company is a party or by which it is bound;

          (4) all contracts, agreements, commitments or licenses relating to patents, trademarks, trade names, copyrights, inventions, processes, know-how, formulas or trade secrets to which Company is a party or by which it is bound;

          (5) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, easements, rights-of-way, equipment obligations, guaranties, leases or lease purchase agreements to which Company is a party or by which it is bound;

          (6) all contracts, including without limitation, service agreements, agreements, commitments or other understandings or arrangements to which Company is a party or by which it is bound (other than purchase and sales orders and commitments made in the ordinary course of business involving payments or receipts by Company of less than $5,000) (a) which involve payments or receipts by Company of more than $5,000 in the case of any single contract, service agreement, agreement, commitment, understanding or arrangement, or (b) which materially affect the condition (financial or otherwise) or the properties, assets, business or prospects of such Company;

          (7) all employment agreements, collective bargaining agreements, and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, and group life, health and accident insurance and other employee benefit plans, agreements, arrangements, or commitments, whether or not legally binding, to which Company is a party or which relates to the operation of such Company’s business; and

          (8) the name of each bank in which Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

     All of the contracts, agreements, leases, franchises, ordinances, licenses, commitments, instruments and other documents listed in Exhibits 3 and 5 (individually a “Contract” and collectively the “Contracts”) are valid and binding and in all material terms, enforceable in accordance with their respective terms, except as may be limited by bankruptcy laws or public policy issues and in full force and effect. No Contract would be breached by virtue of the transaction contemplated hereby. There is not under any Contract any existing default by any party thereto or event which, after notice or lapse of time, or both, would constitute such a default. Shareholders are not aware of any intention by any party to any Contract (1) to terminate or amend the terms thereof, or (2) to renew the same upon expiration only on terms and conditions which are more onerous and burdensome than those pertaining to the existing Contract. True, correct and complete copies of all such Contracts and other documents (together with any and all amendments thereto) have been delivered to Purchaser.

     Except as disclosed in Exhibit 5, the Company is not a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Company);

          (ii) any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former employee, officer, director or consultant;

          (iii) any contract or agreement with any labor union;

          (iv) any contract not made in the ordinary course of business containing covenants limiting the freedom of Company to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, Company will carry on its business (other than as may be required by law or applicable authorities);

          (v) any lease, agreement or other contract or series of related contracts requiring annual rental payments or payments aggregating $15,000 or more.

          (vi) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or service that contain an escalation, renegotiation or redetermination clause or that obligate the Company to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

          (vii) any agreement for the sale of any of the assets or properties of the Company other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;

          (viii) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $15,000;

          (ix) any agreement with customers or suppliers for the sharing of fees, slotting fees, the rebating of charges or other similar arrangements;

          (x) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other person;

          (xi) any agreement or note relating to or evidencing outstanding indebtedness for borrowed money; and

          (xii) any other material agreement whether or not made in the ordinary course of business.

     True and complete copies of all the contracts and other agreements (and all amendments, waivers or other modifications thereto) have been furnished to, or made available for inspection and review by, Purchaser. Each of such contracts is valid, subsisting, in full force and effect, and the Company is not in default under any of them, nor, to the best knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except, in each case, such defaults as would not, individually or in the aggregate, have a material adverse effect on the business of the Company.

     2.18 Insurance. All insurance described or listed in Exhibit 5 is in full force on the date hereof and is carried with insurers licensed to do business in the State of West Virginia.

     2.19 Labor.

          (a) No work stoppage involving Company is pending or, to the best of Shareholders and Company’s knowledge, threatened.

          (b) The Company is not involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Company.

          (c) Employees of Company are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

          (d) The Company is not delinquent in payments to any of its respective employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. The Company will not by reason of this Agreement or anything done prior to the Closing Date be liable to any of such employees for severance pay or any other payments (other than salary, commissions, vacation or sick pay in accordance with the Company’s normal policies). No payments to directors, officers, employees, or consultants of the Company resulting from the transactions contemplated hereby will cause the imposition of excise taxes under Section 4999 of the Code or the disallowance of a deduction pursuant to Section 280G of the Code. True and complete information as to all current directors, officers, employees or consultants of the Company, including, in each case, name, current job title, base salary, bonus potential, commissions and termination obligations has been previously furnished to Purchaser.

     2.20 Employment Benefits.

          (a) Exhibit 6 constitutes a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” under section 414 of the Code (an “ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of the Company or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the “Plans”). None of the Plans is subject to Title IV of ERISA. The Company has no formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Plan that would affect any employee or director or former employee or former director of the Company or any ERISA Affiliate.

          (b) With respect to each of the Plans, the Company has heretofore delivered to the Purchaser true and complete copies of each of the following documents: (i) the Plan and related documents (including all amendments thereto); (ii) the two most recent annual reports and financial statements, if any; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan, and all material employee communications relating to such Plan; and (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan.

          (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title.

          (d) Neither the Company nor any ERISA Affiliate, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any of the ERISA Affiliates, any of the Plans, any such trust, or any trustee or administrator thereof, could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA, or a tax imposed pursuant to section 4975 or 4976 of the Code.

          (e) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts that the Company or any ERISA Affiliate is required to pay under section 412 of the Code or under the terms of the Plans, and all such amounts properly accrued through the Closing Date will be paid on or prior to the Closing Date or will be properly recorded on the Company Financial Statements.

          (f) None of the Plans is a “multiemployer pension plan,” as such term is defined in section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of section 4063(a) of ERISA.

          (g) With respect to any Plan that is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA (i) neither the Company nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in section 4203 and 4205 of ERISA, (ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) neither the Company nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA, and no circumstances exist that present a material risk that any such plan will go into reorganization, and (v) the aggregate withdrawal liability of the Company and the ERISA Affiliates, computed as if a complete withdrawal by the Company and the ERISA Affiliates had occurred under each such Plan on the date hereof, would not exceed $10,000.00.

          (h) Each of the Plans that is intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified. Each of the Plans that is intended to satisfy the requirements of section 125 or 501(c)(9) of the Code satisfies such requirements. Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

          (i) Each Plan may be amended or terminated without liability to the Company or any ERISA Affiliate. No amounts payable under the Plans will fail to be deductible for federal income tax purposes under section 280G of the Code.

          (j) There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Plan, the assets of any Plan or against the Company or any ERISA Affiliate with respect to any Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits or investigations by any governmental body, commission or agency involving any Plan.

          (k) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefit or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the Company Financial Statements, or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

          (l) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

     2.21 Proprietary Rights. The Company owns or possesses adequate licenses or other rights to use all patents, trademarks, trade names, copyrights, inventions, formulae, methods and processes (all such items being hereinafter referred to as “Intangible Property”) currently used by it in the conduct of its business, without any known material conflict with the rights of others. No royalties, honoraria or fees are payable by the Company to any person by reason of the ownership or use of the Intangible Property. All items of Intangible Property are valid and in good standing and are adequate and sufficient to permit the Company to conduct its business as now operated, and no other rights of the kinds enumerated are due or required by the Company in its operations. There are no licenses, sublicenses or agreements relating to their use now in effect, and no Shareholder has any knowledge that any of the aforesaid are being infringed by others in any material way. No claim is pending nor, to the knowledge of any Shareholder, is threatened or has been made within the past five years, to the effect that, nor does any Shareholder have any knowledge that, operation by the Company of its business or the manufacture or sale of any of its products, or any formula, method, process, part or material it employs, infringes or conflicts in any way upon any rights of the type enumerated above owned or claimed by others.

     2.22 Environmental Matters.

          (a) The operations of the business of the Company and the buildings in which it is conducted conform with all applicable Federal, state and local laws, ordinances and regulations (including those relating to zoning and environmental protection), and all buildings or operations of the Corporation and the business that are subject to the Occupational Safety and Health Act of 1970, as amended, comply with employee working conditions as prescribed by such Act.

          (b) The Company has no underground storage tanks, either empty or containing any liquid, including but without limitation solvents, fuel or waste oil, on any premises used in its business.

          (c) The Company has obtained all permits, licenses and other authorizations and filed all notices which are required to be obtained or filed by Company for the operation of its business under Federal, state and local laws relating to pollution, protection of the environment or waste disposal (“Environmental Laws”). The Company is in compliance in all respects (i) with all terms and conditions of all required permits, licenses and authorizations; and (ii) all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any law, regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Except as disclosed on Section 2.22 of Exhibit 2, to the best of Shareholder’s knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance in all respects, or which may give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, waste or hazardous or toxic material with respect to the Corporation or its businesses, properties or plants.

          (d) There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending, or threatened relating to the liability of the Company or any of its operations or buildings under any Environmental Law.

     2.23 No Broker. Neither the Company nor the Shareholder have incurred any liability for finder’s, agent’s or brokerage fees, commissions or compensation in connection with this Agreement or the transactions contemplated hereby.

     2.24 No Third Party Consents. There are no contractual, legal or other restrictions, consents, approvals, authorizations or clearances of any third party that Shareholder or the Company is required to obtain and that have not been obtained as of the date hereof and that are necessary for or would prevent the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     2.25 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body having jurisdiction, the Articles of Incorporation or Bylaws, or any agreement to which Shareholder or the Company is a party or by which he or it may be bound, or of any order, judgment or decree applicable to him or it, or result in the creation of any claim, lien, charge or encumbrance upon any of the property or assets of the Company or upon the Stock, or terminate or result in the termination of any such agreement, or in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation, or suspension of, any of the Licenses referred to herein.

     2.26 All Representations, Etc. Are True. No representation or warranties by Shareholder made in this Agreement or in an exhibit, financial statement, certificate, schedule or other document required to be furnished by or on behalf of Shareholders or Company under this Agreement contains or will contain any untrue statements of a material fact or omit or will omit to state a material fact necessary to make statements contained herein and therein not misleading.

Section 3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Shareholder as of the date hereof and as of the Closing Date as follows:

     3.1 Organization, Standing and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. Purchaser has the corporate power to execute and deliver this Agreement, and has taken or will as of the Closing Date will have taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Purchaser in accordance with its terms. No action of Purchaser’s shareholders is or will be required to approve this Agreement. Purchaser has the corporate power to carry on its business as currently conducted and is qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

     3.2 Authority. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of Purchaser, or any provision of, or upon approval of United Bank, Inc. result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease, or permit to which Purchaser is a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character to which Purchaser is subject.

     Section 4. Covenants of the Shareholder.

     The Shareholder covenants and agrees with the Purchaser that he will perform or will cause the Company to perform the following between the date of this Agreement and the Closing Date:

     4.1 Access to Information and Due Diligence. In order to allow Purchaser to conduct its due diligence investigation, including, without limitation, environmental due diligence, the

Shareholder shall cause Company to give to Purchaser and its designees, during normal working hours, full and free access to all of the property, books, contracts and other records of the Company and shall furnish to Purchaser and its designees all additional financial, legal and other information with respect to the Company and the assets and liabilities of Company that Purchaser may reasonably request. The Company shall also allow and arrange for Purchaser and its designees free and full access and opportunity, during normal business hours to consult and meet with the officers, directors, employees, and other agents of the Company. Purchaser and its designees shall have the right to make copies of any of the records referred to above.

     4.2 Conduct Prior to Closing Date. Except as otherwise contemplated by this Agreement or permitted by the prior written consent of Purchaser, Shareholder shall cause the Company to:

          (a) conduct its business and operations only in the ordinary course, maintain all of its properties and assets in good condition and repair, perform its obligations under all agreements binding upon it and maintain all of its licenses in good standing;

          (b) continue in effect all disclosed policies of insurance;

          (c) preserve the business organization of the Company intact;

          (d) keep available the services of the present officers and employees of the Company;

          (e) maintain and preserve the good will of the suppliers, customers and others having business relations with the Company;

          (f) furnish to Purchaser, promptly upon their becoming available, Company Financial Statements in the form customarily presented to Company’s management; and

          (g) consult with Purchaser from time to time, upon the reasonable request of Purchaser, with respect to any actual or proposed conduct of the business of the Company.

     4.3 Prohibited Transactions Prior to Closing Date. Except as otherwise contemplated by this Agreement or permitted by the prior written consent of Purchaser, Shareholder covenants and agrees that the Company shall not:

          (a) become a party to any agreement which, if it existed on the date hereof, would be required to be listed in any Exhibit hereto;

          (b) do or allow to be done, any of the things listed in Section 2.11;

          (c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to it or its properties or business, except settlements made by insurers which do not in any single case involve a contribution by the Company;

          (d) make any change in its Articles of Incorporation or Bylaws;

          (e) invest in other than (i) deposits, accounts or certificates of deposit in an institution whose accounts are insured by the FDIC; (ii) commercial paper of companies rated “A” or better by Standard & Poors Company or “P-1” or better by Moody’s Investors Services, Inc. or (iii) obligations of the United States government or any agency thereof, all of which investments must mature within 12 months after the date on which made;

          (f) make any change in its Authorized Stock;

          (g) issue any shares of its Authorized Stock, securities convertible into its Authorized Stock, or any long term debt securities;

          (h) issue or grant any options, warrants, or other rights to purchase shares of its Authorized Stock;

          (i) declare or pay any dividends or other distributions on any shares of outstanding Stock;

          (j) enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plan in respect of its directors, officers, or other employees, or increase the current level of contributions to any such plan now in effect;

          (k) take any action materially and adversely affecting this Agreement or the transactions contemplated hereby or the financial condition (present or prospective), businesses, properties, or operations of the Company;

          (l) acquire, consolidate or merge with any other company, corporation or association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation or association;

          (m) Mortgage, pledge, or subject to a lien or any other encumbrance, any of its assets, dispose of any of its assets or incur or cancel any debts or claims.

     4.4 Confidentiality. Pending the Closing, and thereafter for the period of time set forth in any employment or non-competition agreement, as the case may be, affecting Shareholder, Shareholder agrees that he shall hold and keep confidential all data and information, both existing and contemplated, relating to the business of the Company, including, but not limited to, any customer lists, trade secrets or other confidential information, or any inventions, discoveries, improvements, formulae, practices, processes methods or products, whether patentable or not, directly or indirectly useful in or relating to the business of the Company, as conducted by it from time to time, and shall not voluntarily directly or indirectly disclose any such information to any person, firm or corporation or use the same except in connection with the business and affairs of the Company.

Section 5. Covenants of Purchaser.

     5.1 Reasonable Efforts. From and after execution of this Agreement, Purchaser will use its reasonable efforts in good faith to take or cause to be taken all actions required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the purchase of Stock and the transactions contemplated hereby at the earliest possible date, and will cooperate fully with Shareholder to that end.

     5.2 Post-Closing Obligations. After Closing, Purchaser will timely pay all lawful obligations of Company i) incurred in the ordinary course of business prior to Closing which have been disclosed by Company and Shareholder, and ii) incurred after the Closing, and will indemnify Shareholder from any liabilities related thereto.

Section 6. Conditions to Closing by the Purchaser. The obligations of Purchaser under this Agreement are, at the option of the Purchaser, subject to the satisfaction, at or prior to the Closing Date, of the conditions set out below in this Section 6. Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies at law or in equity, if the Shareholder shall be in default of any of their representations, warranties or covenants under this Agreement.

     6.1 Opinion of Counsel. Purchaser shall have received the opinion of counsel for the Company and the Shareholder dated the Closing Date and substantially in the forms annexed hereto as Exhibits 7.1 and 7.2, respectively.

     6.2 Representations and Warranties Correct. The representations and warranties of the Shareholders made in this Agreement or made by the Shareholder or the Company in any document or certificate delivered to the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     6.3 Full Performance. The Shareholder and the Company shall each have fully performed and complied with all covenants, terms and agreements to be performed and complied with by each of them on or before the Closing Date.

     6.4 Regulatory Approvals. The approval of and consent to the Stock purchase and the transactions contemplated hereby shall have been given prior to the Closing Date by the regulatory agencies, federal and state, whose approval or consent is required, and all notice periods, waiting periods, delay periods and all periods for review, objection or appeal of or to any of the consents, approvals, or permissions required by law with respect to the consummation of this Agreement shall have expired. Such approvals shall not be conditioned or restricted in a manner which, in the judgment of Purchaser, materially adversely affects the economic assumptions of the transactions contemplated hereby so as to render inadvisable consummation of the Agreement.

     6.5 No Divestiture or Adverse Condition. The approvals, consents and permissions referred to in Section 6.4 hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Purchaser, the Company, or any subsidiary of Purchaser and shall not have imposed any other condition, which divestiture, cessation or condition Purchaser reasonably deems to be materially disadvantageous or burdensome.

     6.6 Corporate Documents Delivered. Purchaser shall have received evidence satisfactory to it that the complete and correct minute books, Articles of Incorporation, Bylaws, financial and other corporate records and the corporate seal of the Company are in the possession of an officer or officers of the Company designated by Purchaser.

     6.7 Certificates. Purchaser shall have received such other certificates, documents and instruments as its counsel shall reasonably request.

     6.8 Absence of Material Adverse Changes. Unless waived by Purchaser, there shall have been no material adverse change in the financial condition, business or assets of Company since July 31, 2004 and the capital leases, promissory notes, all other interest bearing debt of Company and all guaranties and contingent liabilities of Company, shall not exceed Eight Hundred Thousand Dollars ($800,000).

     6.9 Facilities and Equipment. No portion of the facilities or equipment of the Company material to the operation of its business shall, after the date hereof and before the Closing Date, be damaged, destroyed or taken by condemnation to such an extent that full operations of such business, on a commercial basis, cannot be renewed for a period in excess of one month, and no material item of its assets or properties shall have been destroyed or damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed through the proceeds of applicable insurance or condemnation award.

     6.10 No Litigation. There shall not be any pending or threatened arbitration, litigation or administrative proceeding against or affecting the Company, Shareholder or Purchaser or any director, officer, agent, employee or affiliate of any of the foregoing or to which any properties or rights of the Company, Shareholder or Purchaser is subject, other than as described in Exhibit 2, which (a) is likely to have a material adverse effect on the business, financial condition or prospects of the Company or the Purchaser or (b) would prohibit or set aside the transactions contemplated by this Agreement.

     6.11 Certificates for Stock. Certificates representing all the Stock shall have been delivered to the Purchaser duly endorsed for transfer or with stock powers executed in blank attached thereto.

     6.12 Execution and Delivery of Confidentiality and Non-Competition Agreement.

     Shareholder shall have delivered to the Purchaser a duly and properly executed Confidentiality and Non-Competition Agreement in the form annexed hereto as Exhibit 8.

     6.13 Consent of United Bank, Inc. Purchaser shall have obtained all consents of United Bank, Inc. required to consummate this transaction by the terms of the Revolving Credit Agreement dated as of August 1, 2003 between Purchaser and United Bank, Inc.

     6.14 Leases. On the Closing Date the Company and Williams Land Corporation and Williams Properties, LLC shall have executed and delivered to the other each Agreements of Lease attached hereto as Exhibits 9 (Fruehauff Building) and 10 (Main Facility) providing for the Company’s lease of the premises therein described on the terms therein specified. The Leases, among other mutually agreeable terms, shall provide as follows:

•	Fruehauff (2800 Seventh Avenue, Charleston and Vacant Lot across 27th Street)

•	Not to exceed twenty four (24) months at $6 per square foot per year for the first twelve months and $4 per square foot per year for the second twelve months, cancelable by Williams Land Corporation upon thirty (30) days notice.

•	Main Facility and all excess acreage associated therewith (to include hillside and vacant lot across North Hills Drive from Main Facility):

•	Minimum of five (5) years at $4 per square foot per year

•	Option to Purchase for One Million Five Hundred Thousand Dollars ($1,500,000) with Williams Land Corporation to furnish an appraisal equaling or exceeding One Million Five Hundred Thousand Dollars ($1,500,000) prior to Closing. Purchaser may purchase the Main Building at the end of the lease term. Williams Land Corporation may, at Williams Land Corporation’s sole option, require Purchaser to purchase at the end of the lease term.

     6.15 Contract to Purchase. On the Closing Date the Company and Williams Properties, LLC shall have executed and delivered to the other a mutually acceptable Contract of Purchase and Sale in the form attached hereto as Exhibit 11 providing for the Company’s purchase of that certain building and all adjacent land known as the SOS Building (811 Virginia Street) for the gross purchase price of One Hundred Fifteen Thousand Dollars ($115,000) with the full right and ability to assume all leases of said SOS Building presently in place.

     6.16 Release of Company Guaranty

     The Company shall have obtained written discharges and releases in full from any and all liabilities under any Company guaranties of indebtedness or other obligation of Williams Land

Corporation, Williams Properties, LLC or any other affiliate or related interest of Shareholder (including, without limitation, the Company’s guaranty of obligations of Williams Land Company relating to the Fruehauff Building) executed by all creditors who are the beneficiaries of such guaranties.

     6.17 Employment Agreement. On the Closing Date the Company and Shareholder shall have executed and delivered to the other a duly and properly executed Employment Agreement in the form annexed hereto as Exhibit 12.

     6.18 Payment of Related Party Debt. All obligations owed Company by Shareholder and any affiliate or related interest of Shareholder shall be paid in full at Closing.

Section 7. Conditions to Closing by Shareholder.

     The obligations of Shareholder under this Agreement are, at the option of Shareholder, subject to the satisfaction, at or prior to the Closing Date, of the conditions set forth below in this Section 7. Shareholder may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Shareholders of any of their other rights or remedies at law or in equity if Purchaser shall be in default of any of its representations, warranties or covenants under this Agreement.

     7.1 Representations and Warranties. The representations and warranties of the Purchaser made in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

     7.2 Full Performance. The Purchaser shall have fully performed and complied with all covenants and agreements to be performed and complied with by the Purchaser on or before the Closing Date.

Section 8. Closing Date. The Closing of the transactions contemplated by this Agreement shall take place at 11:00 A.M., local time, at the offices of Huddleston Bolen LLP, in Huntington, West Virginia, as soon as practicable after all of the conditions contained herein shall have been satisfied, but in no event later than September 7, 2004, unless extended in writing by all the parties hereto. Such date and time are herein referred to as the “Closing Date”.

Section 9. Termination of Agreement.

     9.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

     (a) By mutual consent in writing of all parties hereto; or

     (b) By Purchaser if there has been a material misrepresentation or breach of warranty in the representations and warranties of Shareholder set forth herein not materially cured by

Shareholder within thirty (30) days after written notice of same from Purchaser, or by Shareholder if there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser set forth herein not materially cured by Purchasers within thirty (30) days after written notice of same from Shareholder; or

     (c) By either Shareholder or Purchaser upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by this Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or

     (d) By either Purchaser or Shareholder upon written notice to the other if any condition precedent to either party’s performance hereunder is not satisfied or waived; or

     (e) By either Shareholder or Purchaser if the transactions contemplated by this Agreement shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

     (f) By either Shareholder or Purchaser upon the bankruptcy or assignment for the benefit of creditors of any of the Shareholder, the Company or Purchaser; or

     (g) By Purchaser by giving written notice thereof to Shareholder if a material adverse change shall have occurred in the financial condition, results of operations or business of Company since July 31, 2004; or

     (h) By Purchaser in the event Purchaser determines that any information disclosed in any exhibit hereto or delivered to Purchaser pursuant to this Agreement is materially inaccurate, incomplete, untrue; exposes a material adverse change relating to the business of the Company; or otherwise breaches any covenant, undertaking, representation or warranty contained herein.

     9.2 Effect of Termination. In the event of termination of this Agreement, no party hereto shall have any liability to any of the other parties of any nature whatsoever, including any liability for loss, damages, or expenses suffered or claimed to be suffered by reason thereof.

     9.3 Return of Information. In the event of the termination of this Agreement for any reason, each party shall deliver to the other party, and shall require each of its officers, agents, employees and independent advisers (including legal, financial and accounting advisers) to deliver to the other party all documents, work papers, and other material obtained from such other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof. Each party agrees that notwithstanding any other provision contained in this Agreement, the undertakings and covenants regarding confidentiality contained in Section 10 shall survive termination of this Agreement.

Section 10. Confidentiality.

     10.1 It is hereby agreed that, except (i) as otherwise required in the performance by the parties of their respective obligations hereunder, and (ii) as otherwise required by law, the identity of the parties to, the contents or substance of this Agreement and exhibits and any non-public information received from the other parties during the course of the transactions contemplated pursuant hereto shall remain and be kept as confidential information by them and all copies thereof will be returned promptly at the request of the party furnishing such information in the event of the termination of this Agreement. Each of the parties may disclose such information to its respective employees, affiliates, counsel, accountants, representatives, professional advisors and consultants, and shall require each of them to agree to keep all such information confidential.

     Section 11. Survival of Representations and Warranties.

     11.1 Survival. The representations, warranties, covenants and agreements of Shareholder contained in this Agreement, the Disclosure Schedule, the Exhibits hereto and all instruments, certificates and related documents executed and delivered in connection therewith (the “Purchase Documents”) shall not be deemed waived or otherwise affected by any investigation made by any party hereto or by the participation of Purchaser in the preparation of any schedule or exhibit hereto, or otherwise, and shall survive (a) the execution of the Purchase Documents for a period of three (3) full calendar years after the Closing Date, and (b) any examination made by or on behalf of the parties hereto.

     11.2 Specific Performance. The rights granted to the Purchaser under this Agreement are necessarily of a special, unique, unusual and extraordinary character due to the Purchaser’s reluctance to invest therein without the rights described in this Section 11.2, which gives it a peculiar value, the loss of which cannot reasonably or adequately be compensated for in damages in an action at law, and the material breach by Shareholder of this Agreement will cause the Purchaser irreparable injury and damage. In such event and provided the Purchaser is not in material breach of this Agreement, the Purchaser shall be entitled, as a matter of right, to injunctive relief, writ of mandamus or other equitable relief in any competent court to prevent the violation of any of the provisions of this Agreement or to compel compliance with the terms of this Agreement by Shareholder. Neither this provision nor the exercise by the Purchaser of any of its rights hereunder shall constitute a waiver by Purchaser of any other rights which it may have to damages or otherwise.

     11.3 Indemnity by Shareholder. The Shareholder, for a period of three full calendar years following the Closing, shall indemnify and hold the Purchaser and the Company harmless from and against, and will pay to the Purchaser upon demand, the full amount of any loss, demand, claim, damage, liability, cost or expense (including reasonable attorney’s fees) of any kind or nature whatsoever, absolute or contingent, which may be sustained or suffered by Purchaser or the Company, or any stockholder, officer or director of Purchaser or the Company due to the material breach or default in the performance of any agreement or covenant, or the inaccuracy of any representation, warranty, or certification of the Shareholder given in or pursuant to the Purchase Documents, or as a result of or attributable to the existence of any material fact or circumstance not disclosed in the Disclosure Schedule attached as Exhibit 2.

Provided, however, there shall be no indemnity obligation until indemnified amounts equal or exceed $25,000. Except for the representations and warranties of Shareholder contained in Sections 2.3, 2.4, 2.5 and 2.6 of this Agreement, the aggregate and total liability of Shareholder pursuant to this Section 11.3 shall in no event exceed Two Million Dollars ($2,000,000). This indemnification shall include a right of offset against any amounts owed as Contingent Purchase Price pursuant to Section 1.3 of this Agreement.

     11.4 Notice of Third Party Claims. A person entitled to and seeking indemnification under Section 11.3 (the “Indemnitee”) shall give to the person responsible for such indemnification under such Section (the “Indemnitor”) prompt written notice of any claims against the Indemnitee, for which a claim against the Indemnitor is to be made for indemnification hereunder, specifying the nature of such claim. The Indemnitor shall have the right to participate at its own expense in defense of any such claim or its settlement, and the Indemnitee shall permit the Indemnitor, upon Indemnitor’s providing adequate security or other assurance reasonably satisfactory to the Indemnitee, to take over the investigation, defense and settlement (collectively the “Defense”) with counsel reasonably satisfactory to Indemnitee of any such claim. The Indemnitee may continue to participate in, and shall be responsible for all expenses (including attorney’s fees) incurred by it in connection with, the defense of a claim after the Indemnitor takes over such defense. The Indemnitor shall not be liable for settlement of any claim or action effected without its consent. In the event that the Indemnitor fails to defend such claim or if the defense of such claim fails, then the Indemnitee shall have the right to be paid upon demand as provided in Section 11.3.

     Section 12. Miscellaneous.

     12.1 Public Announcements. Prior to the Closing Date, each party shall use its best efforts to consult with the other parties with respect to any prepared public announcement, statement or release to the press, or statement to a competitor, customer or other third party (except to its consultants or to regulatory authorities in connection with applications for governmental approvals or filings) with respect to this Agreement or the Stock purchase or the transactions contemplated hereby or thereby, except as may be necessary, in the opinion of counsel, to comply with any law, governmental order or regulation. Shareholder also recognizes that Purchaser, as a publicly held institution, may be required to file this document with the Securities and Exchange Commission, thus making this document and its terms available to the public.

     12.2 Entire Agreement. This Agreement and the agreements specifically referred to herein constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto or their assignors with respect to the subject matter hereof.

     12.3 Descriptive Headings. Descriptive headings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     12.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered or mailed by registered or certified mail, postage prepaid, sent by facsimile or telegram, or delivered by hand, and shall be effective upon delivery to the following addresses or such other address as the appropriate party may advise each other party hereto.

If to the Company:	Syscan Corporation 3000 Washington Street, West Charleston, WV 25312

Attention:	William G. Williams, Jr., President

with a copy to:	F. Thomas Graff, Jr. Bowles, Rice, McDavid, Graff & Love PLLC P.O. Box 1386 Charleston, WV 25325-1386

If to the Shareholder:	William G. Williams, Jr. c/o Syscan Corporation 3000 Washington Street, West Charleston, WV 25312

with a copy to:	F. Thomas Graff, Jr. Bowles, Rice, McDavid, Graff & Love PLLC P.O. Box 1386 Charleston, WV 25325-1386

If to the Purchaser:	Champion Industries, Inc. 2450 First Avenue Huntington, WV 25703

Attention:	Todd R. Fry, Chief Financial Officer

with a copy to:	Huddleston Bolen LLP Post Office Box 2185 Huntington, West Virginia 25722

Attention:	Thomas J. Murray

with a copy to:	Champion Industries, Inc. 2450 First Avenue Huntington, WV 25703

Attention:	Marshall T. Reynolds

     12.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     12.6 Binding Nature; Assignments. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, successors and assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties to be bound thereby, except that Purchaser may assign this Agreement to any affiliate of Purchaser. Except as otherwise expressly stated in this Agreement, nothing contained herein shall be construed to confer any right or cause of action on any person other than the parties hereto, and their respective successors and permitted assigns.

     12.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of West Virginia.

     12.8 Legal Fees and Expenses; Other Expenses. Each of the parties hereto will pay its own fees and expenses incurred in connection with review of this Agreement and related documents and the consummation of the transactions therein contemplated, including, without limitation, all legal fees. Provided, that Company shall pay up to $20,000.00 of such fees and expenses.

     12.9 Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement all as of the day and year first above written.

CHAMPION INDUSTRIES, INC., a West Virginia corporation

By	/s/ Marshall T. Reynolds
Its Chairman

SHAREHOLDER

s/ William G. Williams, Jr. WILLIAM G. WILLIAMS, JR. – 100% Shareholder

EXHIBIT 1

SHAREHOLDER OF
SYSCAN CORPORATION

COLUMN 1	COLUMN 2	COLUMN 3
	Number of	Number of
Shareholders	Shares of	Shares of
Name	Stock Owned	Stock to be Sold
William G. Williams, Jr.	51.55	51.55

EXHIBIT 3

STOCK PURCHASE AGREEMENT
SYSCAN CORPORATION

REAL ESTATE OWNED OR LEASED

See attached schedule.

The City of Charleston has recently instructed Company to scrape and paint the building located on Virginia Street in Charleston, which building is owned by Williams Properties, LLC and leased to Company.

Exhibit 7.1

September ___, 2004

Champion Industries, Inc.
2450 First Avenue
Huntington, WV 25728-2968

Attention: Marshall T. Reynolds

     Dear Sir:

     We have acted as counsel to Syscan Corporation (the “Company”), a West Virginia corporation, both generally and in connection with the proposed sale by the shareholder thereof (the “Shareholder”) of ______ shares of the Company’s common stock to Champion Industries, Inc. (the “Purchaser”) pursuant to the Stock Purchase Agreement dated as of ______ , 2004 (the “Agreement”), among the Shareholder and the Purchaser. This opinion is rendered pursuant to Section 6.1 of the Agreement. Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

     We have reviewed the Agreement and other documents referred to therein. As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement and upon certificates of officers of the Company. We have also examined such certificates, opinions and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

     Based on the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that, as of the date of this opinion:

          (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, is not required to be qualified to do business as a foreign corporation in any other state due to the character of the properties owned by the Company or the nature of the business transacted by it and is duly authorized to own its properties and to conduct its business as currently being conducted.

          (2) The authorized capitalization of the Company and the shares of the capital stock issued and outstanding as of                    , 2004, are as follows:                     shares of common stock,                     par value, of which                     shares are issued and outstanding. All such issued and outstanding shares of stock are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights of the shareholders of the Company. As of this date, there are, to the best of our knowledge, no options, warrants, rights, commitments or convertible securities outstanding or authorized on behalf of the Company calling for the purchase from it of shares of unissued capital stock or capital stock held as treasury shares, except as otherwise permitted by the Agreement.

          (3) All necessary proceedings of the Shareholder and of the Board of Directors of the Company, to the extent required by law, its Articles of Incorporation or By-Laws or otherwise, to authorize the execution and delivery of the Agreement by the Shareholder and the consummation of the sale of common stock pursuant to the Agreement have been duly and validly taken.

          (4) The consummation of the sale of the Stock as contemplated by the Agreement will not violate or result in a breach of, or constitute a default under the Articles of Incorporation or By-Laws of the Company or constitute a breach or termination of, or default under, any agreement or instrument of which we have knowledge and to which the Company is a party or by which it or its property is bound.

          (5) To the best of our knowledge, all approvals of public authorities, federal, state or local, the granting of which is necessary for the consummation of the sale of common stock as contemplated by the Agreement have been obtained.

          (6) The shares of Stock sold pursuant to the Agreement will upon the Closing Date be duly authorized, and will be validly issued, fully paid and nonassessable shares of Company common stock.

          (7) To the best of our knowledge after due inquiry, there are no legal or governmental actions, suits or proceedings pending or threatened against, or involving the property of, the Company, which are not disclosed in the Agreement, which individually or in the aggregate reasonably might be expected to have a material adverse effect on the value or the operation of the business or assets of the Company.

          (8) To the best of our knowledge after due inquiry, the Company is not presently in breach of any of the terms or provisions of its charter or by-laws, or in default (nor

2

has an event occurred which with notice or lapse of time or both would constitute a default) under, any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its property may be bound or affected; such agreements and instruments are in full force and effect; and no other party to any thereof has r might be alleged to be in default thereunder.

Very truly yours,

3

Exhibit 7.2

September                    , 2004

Champion Industries, Inc.
2450 First Avenue
Huntington, WV 25728-2968

Attention: Marshall T. Reynolds

Dear Sir:

     We have acted as counsel to William G. Williams, Jr. (the “Shareholder”), shareholder of Syscan Corporation (the “Company”), a West Virginia corporation, in connection with the proposed sale by the Shareholder of all issued and outstanding shares of the Company’s common stock,                     par value, to Champion Industries, Inc. (the “Purchaser”) pursuant to the Stock Purchase Agreement dated as of                    , 2004 (the “Agreement”), among the Shareholder and the Purchaser. This opinion is rendered pursuant to Section 6.1 of the Agreement. Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

     We have reviewed the Agreement and other documents referred to therein. As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement and upon certificates of officers of the Company. We have also examined such certificates, opinions and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

     Based on the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that, as of the date of this opinion:

          (1) All necessary proceedings of Shareholder, to the extent required by law, or otherwise, to authorize the execution and delivery of the Agreement and the consummation of the sale of common stock pursuant to the Agreement have been duly and validly taken. The

Shareholder has the power and authority to execute, deliver and perform the Agreement. The Agreement has been duly authorized, executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder in accordance with its terms.

          (2) The consummation of the sale of the Stock as contemplated by the Agreement will not violate or result in a breach of, or constitute a default under any agreement or instrument of which we have knowledge and to which the Shareholder is a party or by which he or his property is bound.

          (3) To the best of our knowledge, all approvals of public authorities, federal, state or local, the granting of which is necessary for the consummation of the sale by Shareholder of common stock as contemplated by the Agreement have been obtained.

          (4) Good title to the                    shares of common Stock sold by Shareholder has been transferred to you as Purchaser in accordance with the terms of the Agreement, free and clear of any claims, encumbrances, security interests and liens whatsoever. The certificates representing the shares of Stock are in due and proper form.

Very truly yours,

2

EXHIBIT 8

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

     This Agreement is made this 7th day of September, 2004, between William G. Williams, Jr., individually (hereinafter “Williams”), and Syscan Corporation (hereinafter “Company”) and Champion Industries, Inc. (“Champion”).

     WHEREAS, Williams is a significant shareholder, officer and key manager of the Company, involved in the management and operations of the Company and whose efforts have been vital to the continuing success of the Company’s business; and

     WHEREAS, pursuant to a Stock Purchase Agreement dated the 7th day of September, 2004, Champion will acquire all the issued and outstanding common stock of Company.

     WHEREAS, consummation of such stock purchase is contingent upon the execution of this Confidentiality and Non-Competition Agreement; and

     WHEREAS, as a material inducement to Champion to enter into and consummate the aforesaid Stock Purchase Agreement, Williams is willing to execute and perform this agreement and has herein further agreed not to compete with Company or Champion after consummation of the stock purchase.

     NOW, THEREFORE, in consideration of the premises, which are and shall be construed to be an integral part hereof and not as mere recitals, for the mutual covenants and agreements set forth in said Stock Purchase Agreement and this Agreement and the consideration flowing therefrom and herefrom, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, it is agreed as follows:

          1. Williams shall not furnish to any person, firm or company or retain or use any papers or other information of any nature whatsoever concerning the customers of Champion or the Company, or any other confidential business information of Champion or the Company, and shall not engage in, or participate in, any effort or act to induce any customer of Champion or the Company to take any steps which might result to the disadvantage of or be detrimental to the interests of Champion or the Company.

          2. Williams recognizes and acknowledges that the list of the customers of the Company and Champion is a valuable, special and unique asset of the business of Champion and the Company and, therefore he shall keep secret from every person, firm or company, other than Champion and the Company, together with all knowledge concerning the same which he may at any time acquire during his employment or relationship with Champion or the Company, to include all knowledge or understanding of Champion or the Company, their operation, customers, plans, organization, financial condition, billings, products, product formulae, creative ideas, and/or costs. It is explicitly understood and agreed between the parties that divulgence of any of the above information to any person or entity outside of Champion or the Company must have the written approval of Company’s board of directors, which approval may be withheld for any reason by Company’s board of directors.

     Williams further covenants and agrees that every document, computer disk, computer software program, notation, record, diary, memorandum, development, investigation, or the like, and any method or manner of doing business, of Champion and/or the Company (or containing any other secret or confidential information of Champion or the Company) made or acquired by Williams during his relationship with the Company and/or Champion, is and shall be the sole and exclusive property of Champion and Company.

     Williams will deliver the same (and each and every copy, disk, abstract, summary, or reproduction of same made by or for Williams or acquired by Williams) whenever Company or

2

Champion may so require and in any event prior to or at the termination of any employment of Williams. It is understood and agreed by Williams that all information of Champion or the Company developed or used by its officers, consultants, or employees or acquired by Champion or the Company from anyone not an officer, consultant, or employee shall be considered to be secret and confidential to the extent and for so long as such information is not available to the general public.

     3. For a period of seven (7) years after the later of (a) the execution of this Agreement, or (b) the termination of Company’s employment of Williams, for any reason whatsoever, Williams shall not:

          (a) carry on or engage in a business similar to that of Champion (or any subsidiary of Champion) or the Company, (either as an individual on his own account or as a partner or joint venturer or as an employee, agent or salesman for any person, firm or company or as an officer, director or stockholder of a company or otherwise) in or within a radius of one hundred (100) miles of the Cities of Morgantown, West Virginia, Charleston, West Virginia or Lexington, Kentucky; or

          (b) approach, contact, solicit, sell to, or deal with any customer of Champion or the Company, for the purpose of offering or selling products or services to, or otherwise obtaining or receiving business or income from, or otherwise diverting from Champion or the Company business or income from, such customer of Champion or the Company; or

          (c) directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee, current or future, of Champion or the Company to leave Champion or the Company for any reason whatsoever, or hire any current or future employee of Champion or the Company

3

without having first obtained the written consent of Company and Champion, which consent may be arbitrarily withheld. The covenants and agreements of Williams which are contained in this section shall be construed as covenants and agreements independent of any other provision in this agreement and the existence of any claim or cause of action of Williams, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by Company of the aforesaid covenants and agreements. Each of the three covenants set forth above in paragraph 3(a), 3(b) and 3(c), respectively, is and shall be deemed to be an entirely separate and wholly independent covenant, and the invalidity of any one or more of said three separate and independent covenants shall have absolutely no effect whatsoever upon the validity of the others.

     4. All of the terms and conditions of Sections 1, 2 and 3 shall remain in full force and effect for a period of seven (7) years after the later of (a) the execution of this Agreement, or (b) the termination of Williams’ employment relationship with Company or Champion for any reason whatsoever, and during the whole of such seven-year period, Williams will not make or permit to be made any public announcement or statement of any kind that he was formerly connected with Champion or the Company in any capacity whatsoever, except that Williams may state on applications for future consulting and resumés that he was employed by the Company and further Williams is permitted to describe the duties, responsibilities and services he performed at the Company.

     5. Any breach or evasion of any term of this agreement by Williams will cause immediate and irreparable injury to Company and/or Champion, its business and property; therefore, in the event of any breach or evasion of any of the terms of this agreement by Williams, Champion and/or Company shall be entitled to an immediate injunction, without necessity of bond, to restrain the violation thereof or to specific performance, or both, as well as

4

to all other legal or equitable remedies to which Company and/or Champion may be entitled hereunder or under applicable law, including, but not limited to, the recovery of damages from Williams, as well as any person, firm or company which participates in such breach or evasion.

     6. Notwithstanding anything in this agreement to the contrary, if Williams shall breach or evade any of the provisions of Sections 1, 2 or 3, the seven-year period referred to in Section 4 shall be tolled during the period of any litigation to enforce this agreement and shall recommence on the date a court of competent jurisdiction enters a final order or decree enjoining or prohibiting Williams from violating the terms and provisions contained in the respective sections aforesaid.

     7. Williams represents and warrants to Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Williams’ right or ability to enter into and fulfill in their entirety his duties and obligations under this Agreement.

     Williams agrees that he shall defend, indemnify and hold Company harmless from and against any and all losses, claims, liabilities, damages, costs, judgments and expenses (including attorney’s fees) whatsoever arising out of or resulting from any breach of the foregoing warranties or any misrepresentation contained above.

     8. Williams understands the nature of and the burdens imposed by the restrictive covenants contained in this Agreement. Williams has had the opportunity to and has independently consulted with his counsel and after such consultation represents and agrees that such covenants are reasonable, enforceable, and proper in duration, scope, and effect.

     9. This agreement may not be modified or terminated orally. No modification or termination or attempted waiver shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

5

     10. Williams shall not anticipate, encumber, alienate or assign any of his rights, claims, interests or obligations under this agreement except upon the written consent of Champion, which consent may be arbitrarily withheld and no payments, benefits or rights arising by reason of this agreement shall be in any way subject to Williams’ debts, contracts or engagements nor to any judicial process to levy upon or tax the same for payment thereof.

     11. Except as otherwise provided herein, the provisions of this agreement shall be binding upon and inure to the benefit of Company and/or Champion, its successors and assigns and Williams, his legal representatives, heirs at law, distributees, devisees and legatees.

     12. It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the internal laws of the State of West Virginia, without giving effect to the conflict of laws provisions thereof.

     13. This Agreement is subject to termination upon occurrence of nonpayment of Contingent Purchase Price due to bankruptcy or insolvency, as set forth in Section 1.3(c) of the Stock Purchase Agreement.

     14. This agreement supersedes all other oral or written agreements of every nature whatsoever between Company and Williams relating to Williams’ relationship with Company and embodies the full and complete understanding of Company and Williams relating thereto.

     This instrument is executed as of the date first above written.

SYSCAN CORPORATION
a West Virginia corporation

By /s/ William G. Williams, Jr.

Its President

6

/s/ William G. Williams, Jr.

William G. Williams, Jr.

CHAMPION INDUSTRIES, INC.

By: /s/ Marshall T. Reynolds

Its: Chairman

STATE OF WEST VIRGINIA,

COUNTY OF CABELL, TO-WIT:

     The foregoing instrument was acknowledged before me this 7th day of September, 2004, by William G. Williams, Jr., President of Syscan Corporation, a West Virginia corporation, on behalf of the corporation.

/s/ Cynthia G. DePriest

Notary Public

My Commission expires: April 6, 2010

STATE OF WEST VIRGINIA,

COUNTY OF CABELL, TO-WIT:

     The foregoing instrument was acknowledged before me this 7th day of September, 2004,

by William G. Williams, Jr.

/s/ Cynthia G. DePriest

Notary Public

My Commission expires: April 6, 2010

7

STATE OF WEST VIRGINIA,

COUNTY OF CABELL, TO-WIT:

     The foregoing instrument was acknowledged before me this 7th day of September, 2004, by Marshall T. Reynolds, Chairman of Champion Industries, Inc., a West Virginia corporation, on behalf of the corporation.

/s/ Cynthia G. DePriest

Notary Public

My Commission expires: April 6, 2010

8

EXHIBIT 9

     THIS AGREEMENT OF LEASE is made as of the 1st day of September, 2004, between WILLIAMS LAND CORPORATION, a West Virginia corporation, hereinafter called “Lessor,” and SYSCAN CORPORATION, a West Virginia corporation, hereinafter called “Lessee.”

     1. Demise of Premises. Lessor hereby demises and leases to Lessee and Lessee hereby accepts and leases from Lessor, for the term and upon the terms and conditions hereinafter set forth, the real property commonly known as the Freuhauf Building located at 2800 West Seventh Avenue, Charleston, West Virginia and the vacant parcels across 27th Street therefrom, and more particularly described in Exhibit A attached hereto and incorporated herein by reference (hereinafter called “Premises” or “Demised Premises”), together with all improvements now existing thereon and all easements and rights appurtenant thereto or used in connection therewith.

     2. Term. The term of this lease shall be twenty four (24) months commencing on September 1, 2004, and ending at 11:59 p.m. on August 31, 2006, both dates inclusive, unless sooner terminated as hereinafter provided (the “Term”)

     3. Rent. Lessee shall pay to Lessor, as rental for the occupation and use of the Premises for and during the first 12 months of the Term hereof a rental of Seven Thousand Five Hundred Dollars ($7,500) per month (based on $6.00 per square foot of usable interior space in the building that is part of the Premises), payable monthly in advance, the first of such monthly rental payments being due on the 7th day of September, 2004, and the remaining installments being due and payable on the 1st day of each calendar month thereafter during the first 12 months of the Term. Lessee shall pay to Lessor, as rental for the occupation and use of the Premises for and during the second 12 months of the Term hereof a rental of Five Thousand Dollars ($5,000) per month (based on $4.00 per square foot of usable interior space in the building that is part of the Premises), payable monthly in advance, the first of such monthly rental payments being due on the 1st day of September, 2005, and the remaining installments being due and payable on the 1st day of each calendar month thereafter during the second 12 months of the Term.

     All rental shall be payable to Lessor at Post Office Box 3232, Charleston, West Virginia, 25322, or at such other place as Lessor may direct in writing.

     Lessor may terminate this lease on thirty (30) days prior written notice to Lessee in the event that (i) Lessor sells the Premises or (ii) Lessor has acquired a replacement tenant for the Premises. In the event that Lessor elects to terminate this lease pursuant to the provisions of this paragraph, a prorated rental shall be refunded to the Lessee by Lessor along with the notice of termination.

     4. Payment of Real Estate Taxes. Lessor shall promptly pay all ad valorem real estate taxes and assessments against or allocated to the Premises as and when they become due. Lessee will pay all taxes and assessments levied against the Lessee’s equipment or other personal property which is now or hereafter located on the Premises.

     5. Casualty Insurance Premiums. Lessee, at its own cost and expense, covenants and agrees to keep the Premises, including any improvements and betterments now existing or which may be made to the Premises, fully insured during the Term of this lease against loss or damage by fire and other casualty; such insurance to be written by an insurance company or companies authorized to do business in the State of West Virginia for the full insurable replacement value of the Premises, including improvements. Lessee covenants and agrees that Lessor and Lessee shall be named as insured parties on such policies as their interests may appear, and that Lessee shall procure endorsements on the policies required to be maintained by it under the provisions of this paragraph wherein and whereby the insurance company will agree that the Lessor will be given at least fifteen (15) days’ advance written notice of any cancellation or reduction of insurance under any such policy and that copies of all endorsements issued after the date of such policy will be forwarded to Lessor. In the event that Lessee fails to pay for such fire and other casualty insurance when the premiums are due, Lessor may, but shall not be obligated to, pay the premium necessary to prevent the lapse of existing policies or obtain and pay the premium for replacement policies, and the amount so paid together with interest at the rate of ten percent (10%) per annum from the date of payment shall be deemed additional rent due hereunder and shall be paid by Lessee not later than the date the next installment of rent shall become due hereunder.

     6. Construction and Alterations by Lessee. Lessee may, after having first obtained the written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed, at Lessee’s full cost and expense, alter or construct improvements upon the Demised Premises, or make alterations or site improvements to the Demised Premises, such as may be necessary or incidental to the purposes and uses for which the Premises are being leased. All such improvements shall, at the option of Lessor, become a part of the Demised Premises and shall be the sole property of Lessor upon the termination of this Lease, provided that this section shall not impair the Lessee’s right to remove its equipment, trade fixtures and personal property at the expiration or termination of the Term of this Lease.

          a. Mechanic’s and Material Liens. The Lessor shall not be liable for any labor or materials furnished to the Lessee and the mechanic’s or other lien for such labor and materials shall not attach to or affect the Lessor’s interest in the Demised Premises. The Lessee hereby agrees to pay any mechanic’s or other lien, or to discharge any such lien by bond or deposit or provide an escrow deposit sufficient for that purpose upon request of the Lessor, and failing to do so, the Lessor may, without having an obligation to do so, upon giving fifteen (15) days written notice to the Lessee, pay or discharge the same and the amount so paid or deposited together with interest at the rate of ten (10%) percent per annum shall be deemed additional rent due hereunder and payable when the next installment of rent shall become due.

          b. The Lessee shall be responsible for obtaining all required licenses, approvals or permits for any of the construction, alteration or installation allowed by this lease. Lessee shall be solely responsible for all work in connection with the alterations and construction and shall be solely responsible for assuring that all work is completed in a good and workman-like manner and in conformity with all federal, state and local laws and regulations, including, without limitation, the Americans With Disabilities Act, and shall indemnify and hold Lessor harmless from any loss, cost or expense, including attorney fees, in, arising out of, or relating to, Lessee’s failure to comply with the provisions of this paragraph.

2

          c. Upon full compliance with all terms hereof, and at the termination hereof, Lessee shall have the right and obligation to remove any and all of its trade fixtures, equipment, furniture, furnishings or personal property (collectively “Fixtures, etc.”) then located on the Premises. Lessee agrees that such removal of its Fixtures, etc. shall occur within twenty (20) days after the expiration of the Term of this lease or within thirty (30) days after the cancellation or termination of this lease by Lessor or Lessee prior to the expiration of the Term.

     7. Permissible Use. The Lessee shall during the continuance of this lease, conduct upon said Demised Premises any business or any other use permitted by applicable law. Lessee shall conduct and manage the Demised Premises in proper and orderly manner and will not allow the Demised Premises or any part thereof to be used for any illegal or immoral purpose and will not carry on or permit upon said Demised Premises any offensive or dangerous trade or occupation of a nuisance. Lessee agrees that if Lessee’s actions have the effect of creating a nuisance or interference with the lawful rights of any other parties or may constitute a violation of any law, ordinance, rule, regulation or the like, then Lessee shall be responsible for taking all corrective action in relation thereto and with respect to which Lessor shall cooperate at Lessee’s sole cost and expense.

     Lessor hereby represents and warrants that to the best of Lessor’s knowledge, no “Hazardous Substances”, as defined hereinafter, have been discharged, dispersed, released, stored, treated, generated, disposed of, or allowed to escape on the Premises nor shall Lessor, its employees or agents allow or cause any Hazardous Substances be discharged, dispersed, released, stored, treated, generated, disposed of, or allowed to escape on the Premises. For purposes of this lease, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (“EPA”) and the list of toxic pollutants designated by Congress or the EPA or defined by or in or pursuant to 42 U.S.C. §9601 or any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect. The Lessor shall, at its expense, take all necessary remedial action(s) in response to the presence of any Hazardous Substances in, on, under or about the Premises that were discharged, dispersed, released, stored, treated, generated or disposed of, or allowed to escape on the Premises (i) prior to the commencement of this lease or (ii) by the Lessor, its employees, agents or invitees. The Lessor shall be solely responsible for, and shall indemnify and hold harmless the Lessee, its directors, officers, employees, agents, successors and assigns from and against any loss, cost, expense or liability of any kind directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal, or presence of Hazardous Substances in, on, under or about the Premises prior to the commencement of this lease or at any time by the Lessor its employees or agents, including, without limitation: (i) all foreseeable consequential damages; (ii) the costs of any required or necessary repair, cleanup or detoxification of the Premises, and the preparation and implementation of any closure, remedial or other required plans; and (iii) all reasonable costs and expenses incurred by the Lessee in connection with any of the matters addressed in this paragraph, including but not limited to reasonable attorney’s fees.

     Lessee hereby represents and warrants that except as may be used in the ordinary course of the Lessee’s business and in compliance with all applicable laws and regulations, no

3

“Hazardous Substances”, as defined hereinafter will during the Term of this lease be discharged, dispersed, released, stored, treated, generated, disposed of, or allowed to escape on the Premises. The Lessee shall, at its expense, take all necessary remedial action(s) in response to the presence of any Hazardous Substances in, on, under or about the Premises that was discharged, dispersed, released, stored, treated, generated or disposed of, or allowed to escape on the Premises by the Lessee, its employees, agents or invitees. The Lessee shall be solely responsible for, and shall indemnify and hold harmless the Lessor, its directors, officers, employees, agents, successors and assigns from and against any loss, cost, expense or liability of any kind directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal, or presence of Hazardous Substances in, on, under or about the Premises by the Lessee, including, without limitation: (i) all foreseeable consequential damages; (ii) the costs of any required or necessary repair, cleanup or detoxification of the Premises, and the preparation and implementation of any closure, remedial or other required plans; and (iii) all reasonable costs and expenses incurred by the Lessor in connection with any of the matters addressed in this paragraph, including but not limited to reasonable attorney’s fees.

     8. Maintenance of Premises. Lessee shall maintain all portions of the Premises in a clean, orderly, sanitary condition, free of any unlawful obstructions, reasonable wear and tear excepted. Lessee shall be responsible for maintaining the condition of the pavement, sidewalks and parking areas on the Premises and shall keep the same free of ice and snow or any other obstruction. Notwithstanding any provisions in this lease to the contrary, Lessee shall not be responsible for any maintenance or repairs or replacements the cost of which, in the Lessee’s reasonable estimation, would exceed Ten Thousand Dollars ($10,000).

     Lessor shall not be required to furnish any services or facilities or to make any repair or alteration in or to the Demised Premises whatsoever. Subject to the limitations set forth above and elsewhere in this lease, Lessee hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises.

     9. Compliance with Laws. The Lessee remain in material compliance with all laws, rules and regulations affecting its use of the Premises and at its sole expense, shall obtain all licenses or permits which may be required for the conduct of its business within the provisions of this Lease, or for the making of any permitted repairs, alterations, improvements or additions, and the Lessor, where necessary, will join with the Lessee in applying for all such permits or licenses.

     10. Utilities. Lessor shall not be required to furnish any utility or similar service to the Premises, including but not limited to, steam, gas, water, heat or electricity. Except when due to the negligence of Lessor, Lessor shall not be liable for any failure of any utility service or for injury to person (including death) or damage to property resulting from steam, gas, water, heat, electricity, rain or snow which may flow or leak from any part of the leased property or from any pipes, appliances or plumbing works, from the street or subsurface or from any other place, or for interference with light or other easements however caused. Lessee shall pay all charges for utility service, including but not limited to, steam, gas, water, heat, electricity and other services used in or about or supplied to the Premises during the Term and shall indemnify Lessor against any liability on such account.

4

     11. Indemnity. Except for matters that result from the negligent or willful action or inaction of Lessor, its agents and employees, and the matters for which Lessor has the obligation to indemnify Lessee pursuant to paragraph 7 hereof, Lessee shall during the Term of this lease indemnify Lessor against and hold Lessor harmless from all claims, demands and/or causes of action including all costs, expenses and attorneys fees of Lessor incident thereto for (1) injury to or death of any person or loss of or damage to any property, including the Premises, (2) failure by Lessee to perform any covenant required to be performed by Lessee hereunder, (3) failure to comply with any requirements of any governmental authority, (4) any mechanic’s lien or security agreement filed against the Premises, any equipment therein or any materials used in the construction or alteration of any building or improvement thereon, where such claims, demands, and/or causes of action arise from or are incidental to the use of the Premises by Lessee, its officers, agents, servants, employees and/or invitees.

     12. Insurance. Lessee agrees that it will, at its cost and expense, obtain and keep in force and effect in the names of both Lessor and Lessee, as their respective interests may appear, general liability insurance against any and all claims for personal injury or property damage occurring in, upon or about the Premises during the term of this lease. Such insurance shall be maintained for the purpose of protecting Lessor and Lessee pursuant to the indemnity contained in the foregoing Section 11, but shall not be in satisfaction of the indemnity obligations stated herein, and shall have limits of liability of not less than One Million Dollars ($1,000,000) for injuries to any number of persons in any one accident or occurrence or for damage to property in any one accident or occurrence. Lessee agrees that it will, at its cost and expense, obtain and keep in force and effect in the names of Lessor and Lessee, as their respective interests may appear, a standard fire and extended coverage insurance policy or policies protecting the Premises from loss or damage within the coverage of such insurance policy or policies for its full insurable replacement value. Lessee will furnish to Lessor appropriate and acceptable evidence of its compliance with the provisions of this paragraph, such as certificates of insurance or copies of the policies. Such certificates or policies shall provide that such insurance will not be canceled or materially amended unless fifteen (15) days prior written notice of such cancellation or amendment is given to Lessor.

     13. Eminent Domain. In the event the entire Premises, or such portion thereof as will make the Premises unsuitable for the purposes leased, shall be taken by eminent domain or threat of eminent domain, the Term of this lease shall terminate on the date Lessee is required to surrender possession. In the event that only a part of the Premises shall be so taken, then (i) if substantial structural alteration or reconstruction of the improvements upon the Premises shall, in the reasonable opinion of Lessee be necessary or appropriate as a result of such taking, Lessee may, at its option, terminate this lease as of the date Lessee surrenders possession of such portion of the Premises by notifying Lessee in writing of such termination within sixty (60) days following the date on which Lessor shall have received final notice of such taking, or (ii) if Lessee does not elect to terminate this lease as aforesaid, this lease shall be and remain unaffected by any such taking, except that the rent shall be equitably abated in the proportion that the taken premises bears to the entire Premises and the award for such eminent domain shall be made available to Lessee for purposes of making repairs or replacements to the Premises that are necessitated by such taking. In the event of termination of this lease as hereinabove provided, rental and other charges shall be paid to the date Lessee surrenders possession and any such payments made beyond that date shall be refunded by Lessor to Lessee. In the event of any

5

taking, in whole or in part, by eminent domain proceedings or threat of eminent domain proceedings, the entire award shall be the property of the Lessor. Notwithstanding the foregoing provision, Lessee shall have the right to make a separate claim with the condemning authority for the value of Lessee’s moving or relocation expenses, provided, however, that such separate claim shall not reduce or adversely affect the amount of Lessor’s award.

     14. Fire or Other Casualty Losses. In the event the Premises are damaged or destroyed or rendered partially untenantable for their then use by fire or other casualty with or without the fault of Lessee, Lessor shall repair and/or rebuild the same as promptly as possible, provided that the proceeds from Lessee’s insurance policies are available to Lessor and sufficient in amount to fully pay all costs of repair or rebuilding. Lessor’s obligation hereunder is merely to restore the Premises to substantially the same condition as existed immediately prior to the happening of the casualty and shall not extend to the repair or replacement of any improvements, additions, fixtures, installations or exterior signs of the Lessee. If as a result of such partial destruction or damage there is substantial interference with the operation of Lessee’s business in the Premises, the rent payable under this lease shall be abated in the proportion that the portion of the Premises destroyed or rendered untenantable bears to the total Premises. Such abatement shall continue for the period commencing with such damage or destruction and ending with the completion by the Lessor of the work of repair and/or reconstruction, if Lessor is obligated to complete such work. In the event that the Lessor believes that the insurance proceeds will not be sufficient to repair of restore the Premises following a casualty it shall so inform the Lessee in writing and the Lessee shall have thirty (30) days from receipt of such notice to either (i) elect to terminate this lease or (ii) elect to receive the insurance proceeds and undertake the Lessor’s obligations with respect to restoration/repair of the Premises.

     Notwithstanding the foregoing, in the event that fifty percent (50%) or more of the Premises or fifty percent (50%) or more of the buildings situate on the Premises are destroyed or rendered untenantable by fire or other casualty, Lessee shall have the option to terminate this lease effective as of the date of such casualty by giving to the Lessee within thirty (30) days after the happening of such casualty written notice of such termination. If Lessee does not elect to terminate this lease, Lessor shall repair and/or rebuild the Premises as promptly as possible as set forth above, subject to any delay from causes beyond its reasonable control and the terms of this lease shall continue in full force and effect, subject to equitable abatement of rent as set forth above.

     15. Assignment or Subletting. Lessee shall not assign, transfer, mortgage, or pledge this lease and will not sublet the Premises or any part thereof without first obtaining the Lessor’s written approval, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall such assignment relieve Lessee of its obligations hereunder, and any such assignee shall be required to assume, in writing, each and every obligation of this lease now undertaken by the Lessee. Lessor reserves the right to sell its interest in the Premises and to assign or transfer this lease upon the condition that in such event this lease shall remain in full force and effect, subject to the performance by Lessee of all the terms, covenants and condition on its part to be performed, and upon the further condition that such assignee or transferee (except an assignee or transferee merely for security) agrees to be bound to perform all terms, covenants and conditions of this lease. Upon any such sale, assignment or transfer, other than merely as

6

security, Lessee agrees to look solely to the assignee or transferee with respect to all matters in connection with this lease and Lessor shall be released from any further obligations hereunder.

     16. Events of Default. In the event that the rent, or any part thereof, of any additional rental or other payment shall not be paid on any day when such payment is due and such default shall continue for a period of ten (10) days after written notice specifying the default(s) is given by Lessor to Lessee; or if Lessee should fail in the performance of, breach or permit the violation of any of the covenants, conditions, terms, or provisions contained in this lease which on the part of the Lessee ought to be observed, performed or fulfilled and shall fail to cure or make good such failure, breach or violation within thirty (30) days after written notice and demand from Lessor; or if Lessee shall be dispossessed therefrom by or under the authority of anyone other than Lessor; or if Lessee shall file any petition or institute any proceeding under an insolvency or bankruptcy act (or any amendment or addition thereto hereafter made) seeking to effect an arrangement or its reorganization or composition with its creditors; or if in any proceedings based on the insolvency of Lessee or relating to bankruptcy proceedings, a receiver or trustee shall be appointed for Lessee or the Demised Premises and be not discharged within ninety (90) days; or if the Lessee’s estate created hereby shall be taken in execution or by any process of law; or if Lessee shall admit in writing its inability to pay its obligations generally as they become due, then, at the option of Lessor, this lease and everything herein contained on the part of the Lessor to be kept and performed shall cease, terminate and be at an end, and Lessor shall be entitled to have again and repossess the Premises as its former estate and Lessee shall be put out. This remedy of forfeiture shall be deemed cumulative and in addition to all other remedies provided by law. In the event Lessor exercises its option to terminate this lease, repossess the Premises and put Lessee out as herein provided, this shall not relieve Lessee from its obligations to pay rent provided to be paid herein for the remainder of the term of this lease and Lessee shall remain liable to Lessor for any costs or expenses incurred by Lessor in reletting the Premises and for the difference between the rent received upon such reletting and the rent herein specified to be paid by Lessee for the term hereof.

     17. Surrender of Premises. Upon expiration of the Term of this Lease, or the sooner termination of this Lease or repossession of the Premises as herein provided, the Lessee shall peaceably surrender possession of the Premises in as good order and condition as they now are, reasonable wear and tear, and damage to fire or other casualty excepted, and shall deliver all keys to the Premises to Lessor.

     18. Right of Access of the Lessor. The Lessee further covenants and agrees that the Lessor may have access to the Demised Premises at all reasonable times, upon reasonable prior notice for the purpose of inspecting the same.

     19. Notices. All notices permitted or required to be given hereunder shall be effectual if in writing signed by the party given notice and sent by certified or registered U.S. mail, postage prepaid, to the other parties at the following addresses:

Lessor:	P.O. Box 3232
Charleston, WV 25322

Lessee:	P.O. Box 3232
Charleston, WV 25322

7

     20. Broker. Lessee and Lessor covenant, warrant and represent that there was no broker instrumental in consummating this lease and that no conversations or prior negotiations were held with any broker concerning the renting of the Demised Premises. Lessee and Lessor each agree to hold the other harmless against any claim for brokerage commission arising out of any conversations or negotiations had by Lessee or Lessor with any broker.

     21. Title and Warranty/Subordination. Lessor covenants and agrees with Lessee that Lessor is the lawful owner of the Premises and that they are free and clear of all other liens, claims and encumbrances whatsoever, except the permitted encumbrances described below, zoning requirements, covenants, conditions, easements and restrictions of record and non-delinquent taxes and assessments, and Lessor will defend the same against all other claims whatsoever. Lessor further covenants and agrees that Lessee by paying the rents and observing and keeping the covenants of this lease on its part to be kept, shall peaceably and quietly hold, occupy and enjoy the Premises during the term herein created, or any extension.

     Upon request by the Lessor, Lessee shall subordinate its rights hereunder to the lien of any mortgage or deed of trust, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Premises, and to all advances made or hereafter to be made upon the security thereof and will attorn to the mortgagee or beneficiary or their assigns in the event of foreclosure; provided, however, that a condition precedent to Lessee’s attornment and requirement to subordinate hereunder shall be that Lessee, upon any default in the terms of such financing by Lessor, shall have the right to pay the rental due hereunder directly to the mortgagee, trustee or beneficiary of such deed of trust or other persons to whom Lessor may be obligated under such financing and, so long as Lessee does so pay the rentals as herein provided and perform all of its obligations pursuant to this lease, this lease and all Lessee’s rights and options hereunder shall remain in full force and effect as to such mortgagee, trustee or beneficiary or other financing obligee of Lessor. Lessee shall, upon request of any party-in-interest, execute within twenty (20) days of Lessee’s receipt, such instruments or certificates to carry out the intent of this paragraph. Provided, however, that nothing contained in such instruments or certificates required by Lessor or other party-in-interest shall be in derogation of any rights granted to Lessee hereunder, nor expand Lessee’s obligations hereunder.

     22. Zoning; Permits. Anything elsewhere in this Lease to the contrary notwithstanding, this Lease and all terms, covenants and conditions hereof are in all respects subject and subordinate to all zoning restrictions affecting the Premises, and the Lessee shall be bound by such restrictions.

     23. In the event the Lessor shall fail for a period of thirty (30) days after written notice to comply with, keep and perform any of the agreements herein contained on its part to be complied with, kept or performed, then at the option of the Lessee this lease may be immediately terminated, but without prejudice to any right of action or remedy which might otherwise be used by Lessee to enforce its lawful rights in relation to any antecedent breach or covenant or agreement herein contained. Waiver of any default shall not be construed as a waiver of any subsequent default or condition of the lease to which such default related.

8

     24. Miscellaneous.

          a. Wherever the words “Lessor” and “Lessee” appear in this lease, they shall include the parties and their respective sublessee heirs, devisees, executors, administrators, successors and assigns, and the provisions of this agreement are binding upon them. Those words as may be used herein, shall be construed to include the plural as well as the singular; and the necessary grammatical changes required to make the provisions apply to either corporations, partnerships, other entities, or individuals, masculine or feminine, shall in all cases be assumed as though fully expressed. The neuter gender has been used herein for convenience only.

          b. This lease expresses the entire agreement between the parties hereto. No amendments, modification, or waiver of any provision hereof shall be valid unless in writing and signed by all of the parties hereto.

          c. This lease shall be construed in accordance with the laws of the State of West Virginia.

          d. If any provisions or paragraphs or part thereof of this agreement are held invalid or unenforceable, such invalidity or unenforceability shall not effect the validity or enforce-ability of the other portions hereof, all of which provisions are hereby declared severable.

          e. This lease shall not be recorded. However, the parties hereto mutually agree, upon the written request of either one to the other, to execute a memorandum of this lease in recordable form for filing and recording in the Office of the Clerk of the County Commission of the county in which the Demised Premises are located.

     IN WITNESS WHEREOF, the parties do hereunto set their hands to multiple copies hereof, each of which shall constitute an original, by their respective officers thereunto duly authorized all as of the day and year hereinabove set forth.

LESSOR:

WILLIAMS LAND CORPORATION,
a West Virginia corporation

Dated: September 7, 2004	By: /s/ William G. Williams, Jr.

Its: President

Dated: September 7, 2004	LESSEE:

SYSCAN CORPORATION,
a West Virginia corporation

By: /s/ William G. Williams, Jr.

Its: President

9

EXHIBIT “A”

FREUHAUF BUILDING AND ADJACENT PARCELS

PARCEL ONE:

All that certain parcel of land situate in the City of Charleston, Charleston North Tax District, Kanawha County, West Virginia, containing 2.67 acres, being a part of the James E. Robson land, and more particularly bounded and described as follows:

BEGINNING at an iron pin in the south line of Old U.S. Route 35 (formerly the Charleston and Point Pleasant Turnpike), which iron pin is located nine (9) feet, more or less, south of the southerly edge of the pavement on the said U.S. Route 35, and is also in the original division line between the J.S. Robson property and Mohler Addition; thence with the said original division line, and along the edge of 27th Street, West, (formerly Mohler Avenue), S. 25° 46’ W. 217.1 feet to an iron pin in the north line of New U.S. Route 35 as located by the State Road Commission of West Virginia, the said iron pin being 41 feet north of and parallel to the center line of the said New U.S. Route 35, thence with the north line of the said new right-of-way, and 41 feet at right angle to the center line hereof, 517 feet, more or less, to the point of tangent; thence with a curve to the right, with a radius of 25 feet, to a point at right angle to 29th Street, West; thence with a line at right angle to the said 29th Street, West, 5 feet to a point in the easterly line of the said 29th Street, West; thence with the said easterly line of said 29th Street, West (formerly Broadway), N. 19° 25’ E. 166.2 feet to an iron pin in the south line of Old U.S. Route 35, the said iron pin being 5 feet south of the pavement thereon; thence with the said south line of Old U.S. Route 35, with a curve to the right, the chord of which bears S. 80° 37’ E., 576.9 feet, to the place of beginning.

PARCEL TWO:

All those certain lots or parcels of land, together with the improvements thereon and the appurtenances thereunto belonging, situate in the Charleston North Annex, in the City of Charleston, Kanawha County, West Virginia, and being all of Lots Nos. 157, 158 and 159, in the Mohler Addition in the said City of Charleston, as shown upon the Official Map of said Addition, recorded in the office of the Clerk of the County Commission of Kanawha County, West Virginia, in Map Book 2, at page 107, being more particularly bounded and described as follows:

BEGINNING at a point located at the intersection of the east line of 27th Street West, with the south line of Washington Street West, which said point is also located at the northwest corner of Lot 159, of the said Mohler Addition, as shown upon the aforesaid map; thence with the said south line of Washington Street West, S. 78° 00’ E., passing the front common corner of Lots 159 and 158, of said Addition, at 30 feet; continuing on in the same course with the said south line of Washington Street West, passing the common front corner of Lots 158 and 157, of said Addition, at 60 feet; and continuing on in the same course, in all a total distance of 95 feet to a point in the front common corner of Lots 157 and 156, of said Addition; thence running with the common division line between the said Lots 156 and 157, of said Addition, S. 11° 16’ W. 121.7 feet to a point in the north line of a 10 foot alley; thence with the said north line of said alley, N. 80° 00’ W., passing the rear common corner between the said Lots 157 and 158, at 35 feet; continuing on in the same course with the said north line of said alley, passing the rear common corner between said Lots 158 and 159, at 65 feet, and continuing on in the same course, in all a total distance of 129.7 feet to a point at the intersection of the north line of the said alley with the said east line of 27th Street West; thence with the said east line of 27th Street West, and with the west line of Lot 159 of said Addition, N. 26° 41’ E., 130.5 feet to the place of beginning; the property herein described is also shown upon a map entitled “Nos. 2433-2435-2437 Washington St. West being Lots 157-158 and 159 Of The Mohler Addition, in North Charleston, Now In The City of Charleston, Kanawha County, W. Va., Property Of Fruehauf Corporation,” made by J. Lewis Hark, Reg. Prof. Eng’r., dated June 6, 1970, a copy of which map is of record in the aforesaid Clerk’s Office in Deed Book 1594, at Page 370.

Parcels Nos. 1 and 2 being the same property conveyed to Williams Land Corporation by Freuhauf Trailer Services, Inc., a Delaware corporation, by deed dated January 4, 2000, of record in the Office of the Clerk of the County Commission of Kanawha County, West Virginia in Deed Book No. 2488, at Page 583.

2

EXHIBIT 10

     THIS AGREEMENT OF LEASE is made as of the 1st day of September, 2004, between WILLIAMS LAND CORPORATION, a West Virginia corporation, hereinafter called “Lessor,” and SYSCAN CORPORATION, a West Virginia corporation, hereinafter called “Lessee.”

     1. Demise of Premises. Lessor hereby demises and leases to Lessee and Lessee hereby accepts and leases from Lessor, for the term and upon the terms and conditions hereinafter set forth, the real property commonly known as the Syscan Main Facility, parking lots and adjacent acreage situate at North Hills Drive and West Washington Street, Charleston, West Virginia, and more particularly described in Exhibit A attached hereto and incorporated herein by reference (hereinafter called “Premises” or “Demised Premises”), together with all improvements now existing thereon and all easements and rights appurtenant thereto or used in connection therewith.

     2. Term. The term of this lease shall be sixty (60) months commencing on September 1, 2004, and ending at 11:59 p.m. on August 31, 2009, both dates inclusive, unless sooner terminated as hereinafter provided or unless renewed as hereinafter provided (the “Term”).

     3. Rent. Lessee shall pay to Lessor, as rental for the occupation and use of the Premises for and during the Term hereof a rental of Twelve Thousand Five Hundred Seventy ($12,570) per month (based on $4.00 per square foot of usuable interior space in the building that is part of the Premises), payable monthly in advance, the first of such monthly rental payments being due on the 7th day of September, 2004, and the remaining installments being due and payable on the 1st day of each calendar month thereafter during the original term hereof.

     All rental shall be payable to Lessor at Post Office Box 3232, Charleston, West Virginia, 25322, or at such other place as Lessor may direct in writing.

     4. Payment of Real Estate Taxes. Lessor shall promptly pay all ad valorem real estate taxes and assessments against or allocated to the Premises as and when they become due. Lessee will pay all taxes and assessments levied against the Lessee’s equipment or other personal property which is now or hereafter located on the Premises.

     5. Casualty Insurance Premiums. Lessee, at its own cost and expense, covenants and agrees to keep the Premises, including any improvements and betterments now existing or which may be made to the Premises, fully insured during the Term of this lease against loss or damage by fire and other casualty; such insurance to be written by an insurance company or companies authorized to do business in the State of West Virginia for the full insurable replacement value of the Premises, including improvements. Lessee covenants and agrees that Lessor and Lessee shall be named as insured parties on such policies as their interests may appear, and that Lessee shall procure endorsements on the policies required to be maintained by it under the provisions of this paragraph wherein and whereby the insurance company will agree that the Lessor will be given at least fifteen (15) days’ advance written notice of any cancellation or reduction of insurance under any such policy and that copies of all endorsements issued after the date of such policy will be forwarded to Lessor. In the event that Lessee fails to pay for such fire and other casualty insurance when the premiums are due,

Lessor may, but shall not be obligated to, pay the premium necessary to prevent the lapse of existing policies or obtain and pay the premium for replacement policies, and the amount so paid together with interest at the rate of ten percent (10%) per annum from the date of payment shall be deemed additional rent due hereunder and shall be paid by Lessee not later than the date the next installment of rent shall become due hereunder.

     6. Construction and Alterations by Lessee. Lessee may, after having first obtained the written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed, at Lessee’s full cost and expense, alter or construct improvements upon the Demised Premises, or make alterations or site improvements to the Demised Premises, such as may be necessary or incidental to the purposes and uses for which the Premises are being leased. All such improvements shall, at the option of Lessor, become a part of the Demised Premises and shall be the sole property of Lessor upon the termination of this Lease, provided that this section shall not impair the Lessee’s right to remove its equipment, trade fixtures and personal property at the expiration or termination of the Term of this Lease. Any increase in the usable interior space of any building attributable to Lessee’s improvement shall not result in any increase in rental under this Lease.

          a. Mechanic’s and Material Liens. The Lessor shall not be liable for any labor or materials furnished to the Lessee and the mechanic’s or other lien for such labor and materials shall not attach to or affect the Lessor’s interest in the Demised Premises. The Lessee hereby agrees to pay any mechanic’s or other lien, or to discharge any such lien by bond or deposit or provide an escrow deposit sufficient for that purpose upon request of the Lessor, and failing to do so, the Lessor may, without having an obligation to do so, upon giving fifteen (15) days written notice to the Lessee, pay or discharge the same and the amount so paid or deposited together with interest at the rate of ten (10%) percent per annum shall be deemed additional rent due hereunder and payable when the next installment of rent shall become due.

          b. The Lessee shall be responsible for obtaining all required licenses, approvals or permits for any of the construction, alteration or installation allowed by this lease. Lessee shall be solely responsible for all work in connection with the alterations and construction and shall be solely responsible for assuring that all work is completed in a good and workman-like manner and in conformity with all federal, state and local laws and regulations, including, without limitation, the Americans With Disabilities Act, and shall indemnify and hold Lessor harmless from any loss, cost or expense, including attorney fees, in, arising out of, or relating to, Lessee’s failure to comply with the provisions of this paragraph.

          c. Upon full compliance with all terms hereof, and at the termination hereof, Lessee shall have the right and obligation to remove any and all of its trade fixtures, equipment, furniture, furnishings or personal property (collectively “Fixtures, etc.”) then located on the Premises. Lessee agrees that such removal of its Fixtures, etc. shall occur within twenty (20) days after the expiration of the Term of this lease or within thirty (30) days after the cancellation or termination of this lease by Lessor or Lessee prior to the expiration of the Term.

     7. Permissible Use. The Lessee shall during the continuance of this lease, conduct upon said Demised Premises any business or any other use permitted by applicable law. Lessee shall conduct and manage the Demised Premises in proper and orderly manner and will not allow

2

the Demised Premises or any part thereof to be used for any illegal or immoral purpose and will not carry on or permit upon said Demised Premises any offensive or dangerous trade or occupation of a nuisance. Lessee agrees that if Lessee’s actions have the effect of creating a nuisance or interference with the lawful rights of any other parties or may constitute a violation of any law, ordinance, rule, regulation or the like, then Lessee shall be responsible for taking all corrective action in relation thereto and with respect to which Lessor shall cooperate at Lessee’s sole cost and expense.

     Lessor hereby represents and warrants that to the best of Lessor’s knowledge, no “Hazardous Substances”, as defined hereinafter, have been discharged, dispersed, released, stored, treated, generated, disposed of, or allowed to escape on the Premises nor shall Lessor, its employees or agents allow or cause any Hazardous Substances be discharged, dispersed, released, stored, treated, generated, disposed of, or allowed to escape on the Premises. For purposes of this lease, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (“EPA”) and the list of toxic pollutants designated by Congress or the EPA or defined by or in or pursuant to 42 U.S.C. §9601 or any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect. The Lessor shall, at its expense, take all necessary remedial action(s) in response to the presence of any Hazardous Substances in, on, under or about the Premises that were discharged, dispersed, released, stored, treated, generated or disposed of, or allowed to escape on the Premises (i) prior to the commencement of this lease or (ii) by the Lessor, its employees, agents or invitees. The Lessor shall be solely responsible for, and shall indemnify and hold harmless the Lessee, its directors, officers, employees, agents, successors and assigns from and against any loss, cost, expense or liability of any kind directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal, or presence of Hazardous Substances in, on, under or about the Premises prior to the commencement of this lease or at any time by the Lessor its employees or agents, including, without limitation: (i) all foreseeable consequential damages; (ii) the costs of any required or necessary repair, cleanup or detoxification of the Premises, and the preparation and implementation of any closure, remedial or other required plans; and (iii) all reasonable costs and expenses incurred by the Lessee in connection with any of the matters addressed in this paragraph, including but not limited to reasonable attorney’s fees.

     Lessee hereby represents and warrants that except as may be used in the ordinary course of the Lessee’s business and in compliance with all applicable laws and regulations, no “Hazardous Substances”, as defined hereinafter will during the Term of this lease be discharged, dispersed, released, stored, treated, generated, disposed of, or allowed to escape on the Premises. The Lessee shall, at its expense, take all necessary remedial action(s) in response to the presence of any Hazardous Substances in, on, under or about the Premises that was discharged, dispersed, released, stored, treated, generated or disposed of, or allowed to escape on the Premises by the Lessee, its employees, agents or invitees. The Lessee shall be solely responsible for, and shall indemnify and hold harmless the Lessor, its directors, officers, employees, agents, successors and assigns from and against any loss, cost, expense or liability of any kind directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal, or presence of Hazardous Substances in, on, under or about the Premises by the Lessee,

3

including, without limitation: (i) all foreseeable consequential damages; (ii) the costs of any required or necessary repair, cleanup or detoxification of the Premises, and the preparation and implementation of any closure, remedial or other required plans; and (iii) all reasonable costs and expenses incurred by the Lessor in connection with any of the matters addressed in this paragraph, including but not limited to reasonable attorney’s fees.

     8. Maintenance of Premises. Lessee shall maintain all portions of the Premises in a clean, orderly, sanitary condition, free of any unlawful obstructions, reasonable wear and tear excepted. Lessee shall be responsible for maintaining the condition of the pavement, sidewalks and parking areas on the Premises and shall keep the same free of ice and snow or any other obstruction. Notwithstanding any provisions in this lease to the contrary, Lessee shall not be responsible for any maintenance or repairs or replacements the cost of which, in the Lessee’s reasonable estimation, would exceed Ten Thousand Dollars ($10,000).

     Lessor shall not be required to furnish any services or facilities or to make any repair or alteration in or to the Demised Premises whatsoever. Subject to the limitations set forth above and elsewhere in this lease, Lessee hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises.

     9. Compliance with Laws. The Lessee remain in material compliance with all laws, rules and regulations affecting its use of the Premises and at its sole expense, shall obtain all licenses or permits which may be required for the conduct of its business within the provisions of this Lease, or for the making of any permitted repairs, alterations, improvements or additions, and the Lessor, where necessary, will join with the Lessee in applying for all such permits or licenses.

     10. Utilities. Lessor shall not be required to furnish any utility or similar service to the Premises, including but not limited to, steam, gas, water, heat or electricity. Except when due to the negligence of Lessor, Lessor shall not be liable for any failure of any utility service or for injury to person (including death) or damage to property resulting from steam, gas, water, heat, electricity, rain or snow which may flow or leak from any part of the leased property or from any pipes, appliances or plumbing works, from the street or subsurface or from any other place, or for interference with light or other easements however caused. Lessee shall pay all charges for utility service, including but not limited to, steam, gas, water, heat, electricity and other services used in or about or supplied to the Premises during the Term and shall indemnify Lessor against any liability on such account.

     11. Indemnity. Except for matters that result from the negligent or willful action or inaction of Lessor, its agents and employees, and the matters for which Lessor has the obligation to indemnify Lessee pursuant to paragraph 7 hereof, Lessee shall during the Term of this lease indemnify Lessor against and hold Lessor harmless from all claims, demands and/or causes of action including all costs, expenses and attorneys fees of Lessor incident thereto for (1) injury to or death of any person or loss of or damage to any property, including the Premises, (2) failure by Lessee to perform any covenant required to be performed by Lessee hereunder, (3) failure to comply with any requirements of any governmental authority, (4) any mechanic’s lien or security agreement filed against the Premises, any equipment therein or any materials used in the construction or alteration of any building or improvement thereon, where such claims, demands, and/or causes of action arise from or are incidental to the use of the Premises by Lessee, its officers, agents, servants, employees and/or invitees.

4

     12. Insurance. Lessee agrees that it will, at its cost and expense, obtain and keep in force and effect in the names of both Lessor and Lessee, as their respective interests may appear, general liability insurance against any and all claims for personal injury or property damage occurring in, upon or about the Premises during the term of this lease. Such insurance shall be maintained for the purpose of protecting Lessor and Lessee pursuant to the indemnity contained in the foregoing Section 11, but shall not be in satisfaction of the indemnity obligations stated herein, and shall have limits of liability of not less than One Million Dollars ($1,000,000) for injuries to any number of persons in any one accident or occurrence or for damage to property in any one accident or occurrence. Lessee agrees that it will, at its cost and expense, obtain and keep in force and effect in the names of Lessor and Lessee, as their respective interests may appear, a standard fire and extended coverage insurance policy or policies protecting the Premises from loss or damage within the coverage of such insurance policy or policies for its full insurable replacement value. Lessee will furnish to Lessor appropriate and acceptable evidence of its compliance with the provisions of this paragraph, such as certificates of insurance or copies of the policies. Such certificates or policies shall provide that such insurance will not be canceled or materially amended unless fifteen (15) days prior written notice of such cancellation or amendment is given to Lessor.

     13. Eminent Domain. In the event the entire Premises, or such portion thereof as will make the Premises unsuitable for the purposes leased, shall be taken by eminent domain or threat of eminent domain, the Term of this lease shall terminate on the date Lessee is required to surrender possession. In the event that only a part of the Premises shall be so taken, then (i) if substantial structural alteration or reconstruction of the improvements upon the Premises shall, in the reasonable opinion of Lessee be necessary or appropriate as a result of such taking, Lessee may, at its option, terminate this lease as of the date Lessee surrenders possession of such portion of the Premises by notifying Lessee in writing of such termination within sixty (60) days following the date on which Lessor shall have received final notice of such taking, or (ii) if Lessee does not elect to terminate this lease as aforesaid, this lease shall be and remain unaffected by any such taking, except that the rent shall be equitably abated in the proportion that the taken premises bears to the entire Premises and the award for such eminent domain shall be made available to Lessee for purposes of making repairs or replacements to the Premises that are necessitated by such taking. In the event of termination of this lease as hereinabove provided, rental and other charges shall be paid to the date Lessee surrenders possession and any such payments made beyond that date shall be refunded by Lessor to Lessee. In the event of any taking, in whole or in part, by eminent domain proceedings or threat of eminent domain proceedings, the entire award shall be the property of the Lessor. Notwithstanding the foregoing provision, Lessee shall have the right to make a separate claim with the condemning authority for the value of Lessee’s moving or relocation expenses, provided, however, that such separate claim shall not reduce or adversely affect the amount of Lessor’s award.

     14. Fire or Other Casualty Losses. In the event the Premises are damaged or destroyed or rendered partially untenantable for their then use by fire or other casualty with or without the fault of Lessee, Lessor shall repair and/or rebuild the same as promptly as possible, provided that the proceeds from Lessee’s insurance policies are available to Lessor and sufficient

5

in amount to fully pay all costs of repair or rebuilding. Lessor’s obligation hereunder is merely to restore the Premises to substantially the same condition as existed immediately prior to the happening of the casualty and shall not extend to the repair or replacement of any improvements, additions, fixtures, installations or exterior signs of the Lessee. If as a result of such partial destruction or damage there is substantial interference with the operation of Lessee’s business in the Premises, the rent payable under this lease shall be abated in the proportion that the portion of the Premises destroyed or rendered untenantable bears to the total Premises. Such abatement shall continue for the period commencing with such damage or destruction and ending with the completion by the Lessor of the work of repair and/or reconstruction, if Lessor is obligated to complete such work. In the event that the Lessor believes that the insurance proceeds will not be sufficient to repair of restore the Premises following a casualty it shall so inform the Lessee in writing and the Lessee shall have thirty (30) days from receipt of such notice to either (i) elect to terminate this lease or (ii) elect to receive the insurance proceeds and undertake the Lessor’s obligations with respect to restoration/repair of the Premises.

     Notwithstanding the foregoing, in the event that fifty percent (50%) or more of the Premises or fifty percent (50%) or more of the buildings situate on the Premises are destroyed or rendered untenantable by fire or other casualty, Lessee shall have the option to terminate this lease effective as of the date of such casualty by giving to the Lessee within thirty (30) days after the happening of such casualty written notice of such termination. If Lessee does not elect to terminate this lease, Lessor shall repair and/or rebuild the Premises as promptly as possible as set forth above, subject to any delay from causes beyond its reasonable control and the terms of this lease shall continue in full force and effect, subject to equitable abatement of rent as set forth above.

     15. Assignment or Subletting. Lessee shall not assign, transfer, mortgage, or pledge this lease and will not sublet the Premises or any part thereof without first obtaining the Lessor’s written approval, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall such assignment relieve Lessee of its obligations hereunder, and any such assignee shall be required to assume, in writing, each and every obligation of this lease now undertaken by the Lessee. Lessor reserves the right to sell its interest in the Premises and to assign or transfer this lease upon the condition that in such event this lease shall remain in full force and effect, subject to the performance by Lessee of all the terms, covenants and condition on its part to be performed, and upon the further condition that such assignee or transferee (except an assignee or transferee merely for security) agrees to be bound to perform all terms, covenants and conditions of this lease. Upon any such sale, assignment or transfer, other than merely as security, Lessee agrees to look solely to the assignee or transferee with respect to all matters in connection with this lease and Lessor shall be released from any further obligations hereunder.

     16. Events of Default. In the event that the rent, or any part thereof, of any additional rental or other payment shall not be paid on any day when such payment is due and such default shall continue for a period of ten (10) days after written notice specifying the default(s) is given by Lessor to Lessee; or if Lessee should fail in the performance of, breach or permit the violation of any of the covenants, conditions, terms, or provisions contained in this lease which on the part of the Lessee ought to be observed, performed or fulfilled and shall fail to cure or make good such failure, breach or violation within thirty (30) days after written notice and demand from Lessor; or if Lessee shall be dispossessed therefrom by or under the authority of anyone other

6

than Lessor; or if Lessee shall file any petition or institute any proceeding under an insolvency or bankruptcy act (or any amendment or addition thereto hereafter made) seeking to effect an arrangement or its reorganization or composition with its creditors; or if in any proceedings based on the insolvency of Lessee or relating to bankruptcy proceedings, a receiver or trustee shall be appointed for Lessee or the Demised Premises and be not discharged within ninety (90) days; or if the Lessee’s estate created hereby shall be taken in execution or by any process of law; or if Lessee shall admit in writing its inability to pay its obligations generally as they become due, then, at the option of Lessor, this lease and everything herein contained on the part of the Lessor to be kept and performed shall cease, terminate and be at an end, and Lessor shall be entitled to have again and repossess the Premises as its former estate and Lessee shall be put out. This remedy of forfeiture shall be deemed cumulative and in addition to all other remedies provided by law. In the event Lessor exercises its option to terminate this lease, repossess the Premises and put Lessee out as herein provided, this shall not relieve Lessee from its obligations to pay rent provided to be paid herein for the remainder of the term of this lease and Lessee shall remain liable to Lessor for any costs or expenses incurred by Lessor in reletting the Premises and for the difference between the rent received upon such reletting and the rent herein specified to be paid by Lessee for the term hereof.

     17. Surrender of Premises. Upon expiration of the Term of this Lease, or the sooner termination of this Lease or repossession of the Premises as herein provided, the Lessee shall peaceably surrender possession of the Premises in as good order and condition as they now are, reasonable wear and tear, and damage to fire or other casualty excepted, and shall deliver all keys to the Premises to Lessor.

     18. Right of Access of the Lessor. The Lessee further covenants and agrees that the Lessor may have access to the Demised Premises at all reasonable times, upon reasonable prior notice for the purpose of inspecting the same.

     19. Notices. All notices permitted or required to be given hereunder shall be effectual if in writing signed by the party given notice and sent by certified or registered U.S. mail, postage prepaid, to the other parties at the following addresses:

Lessor:	P.O. Box 3232
Charleston, WV 25322

Lessee:	P.O. Box 3232
Charleston, WV 25322

     20. Broker. Lessee and Lessor covenant, warrant and represent that there was no broker instrumental in consummating this lease and that no conversations or prior negotiations were held with any broker concerning the renting of the Demised Premises. Lessee and Lessor each agree to hold the other harmless against any claim for brokerage commission arising out of any conversations or negotiations had by Lessee or Lessor with any broker.

     21. Title and Warranty/Subordination. Lessor covenants and agrees with Lessee that Lessor is the lawful owner of the Premises and that they are free and clear of all other liens, claims and encumbrances whatsoever, except the permitted encumbrances described below,

7

zoning requirements, covenants, conditions, easements and restrictions of record and non-delinquent taxes and assessments, and Lessor will defend the same against all other claims whatsoever. Lessor further covenants and agrees that Lessee by paying the rents and observing and keeping the covenants of this lease on its part to be kept, shall peaceably and quietly hold, occupy and enjoy the Premises during the term herein created, or any extension.

     Upon request by the Lessor, Lessee shall subordinate its rights hereunder to the lien of any mortgage or deed of trust, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Premises, and to all advances made or hereafter to be made upon the security thereof and will attorn to the mortgagee or beneficiary or their assigns in the event of foreclosure; provided, however, that a condition precedent to Lessee’s attornment and requirement to subordinate hereunder shall be that Lessee, upon any default in the terms of such financing by Lessor, shall have the right to pay the rental due hereunder directly to the mortgagee, trustee or beneficiary of such deed of trust or other persons to whom Lessor may be obligated under such financing and, so long as Lessee does so pay the rentals as herein provided and perform all of its obligations pursuant to this lease, this lease and all Lessee’s rights and options hereunder shall remain in full force and effect as to such mortgagee, trustee or beneficiary or other financing obligee of Lessor. Lessee shall, upon request of any party-in-interest, execute within twenty (20) days of Lessee’s receipt, such instruments or certificates to carry out the intent of this paragraph. Provided, however, that nothing contained in such instruments or certificates required by Lessor or other party-in-interest shall be in derogation of any rights granted to Lessee hereunder, nor expand Lessee’s obligations hereunder.

     22. Zoning; Permits. Anything elsewhere in this Lease to the contrary notwithstanding, this Lease and all terms, covenants and conditions hereof are in all respects subject and subordinate to all zoning restrictions affecting the Premises, and the Lessee shall be bound by such restrictions.

     23. In the event the Lessor shall fail for a period of thirty (30) days after written notice to comply with, keep and perform any of the agreements herein contained on its part to be complied with, kept or performed, then at the option of the Lessee this lease may be immediately terminated, but without prejudice to any right of action or remedy which might otherwise be used by Lessee to enforce its lawful rights in relation to any antecedent breach or covenant or agreement herein contained. Waiver of any default shall not be construed as a waiver of any subsequent default or condition of the lease to which such default related.

     24. Option to Purchase Land. Lessee shall have the option to purchase the Premises at the end of the Term on the terms and conditions hereinafter set forth:

          a. Exercise of Option. This option may be exercised by the Lessee only by giving Lessor written notice of its exercise of this option via certified mail, return receipt requested. This notice must be given to the Lessor at the address provided herein or such replacement address as Lessor may have advised Lessee in writing. The option given herein must be exercised by the Lessee, if at all, not less than 60 days before the end of the Term of this lease (the “Exercise Period”). The Lessee’s exercise of the option shall be effective upon deposit in the United States Mail, certified, return receipt requested, postage prepaid. If not exercised within the Exercise Period, the option expires and is of

8

no further force or effect. In the event that the Lessee does not exercise this option, Lessor may, by giving Lessee written notice not more than 90, nor less than 45 days before the end of the Term require the Lessee to purchase the Premises on the terms and conditions set forth herein. Should this Lease be terminated prior to the Termination Date, the Lessee’s option to purchase and the Lessor’s option to require Lessee to purchase the Premises shall likewise and at the same time be terminated.

          b. Condition to Exercise of Option. The options provided herein can only be exercised by the Lessee or Lessor, respectively, at a time when this lease is still in force and effect and the party purporting to exercise the option is not in material default under any of the terms hereof.

          c. Closing. Closing of said purchase shall occur at such date as the Lessor and Lessee may agree which is not more than forty-five (45) days following the end of the Term. The Closing shall take place at such a time and place as the parties may agree or at such place in the City of Charleston, West Virginia, as may be designated by the Lessor. The lease shall continue in effect during the period between Lessor’s or Lessee’s exercise of the option and Closing. Lessee shall continue to pay Rent through the end of the Term. For the period from the end of the Term to the date of Closing, Lessee may occupy the Premises without paying Rent. Lessor shall continue to pay the real estate taxes through the date of Closing. Lessee shall continue to pay all utility, insurance, maintenance and other similar expenses relating to the Premises during the period from exercise of the option through the Closing and shall comply with all other provisions of this Lease (other than the payment of Rent after expiration of the Term) notwithstanding the exercise of the option or the expiration of the Term prior to Closing. Closing under this option to purchase shall be contingent upon the exercising party’s acts or omissions not resulting in a default under this lease during the period between the exercise of the option and Closing.

          d. Purchase Price. The purchase price for the Premises shall be $1,500,000.00 (the “Purchase Price”).

          e. Payment of Purchase Price. The total Purchase Price shall be payable in cash or certified funds at Closing, together with all Rent and other sums then due and payable under this Lease to and including the date of purchase.

          f. At Closing, Lessor will deliver to the Lessee a deed conveying the Land with covenants of General Warranty free and clear of all liens and encumbrances other than liens of taxes, covenants, restrictions, easements and other matters of record and any liens and encumbrances created, suffered or imposed upon the Premises by or with the acquiescence of Lessee. Lessor shall pay the transfer taxes associated with such deed. Lessee agrees to purchase and accept the Premises as is, where is with all faults. Any unpaid obligations of Lessee to Lessor shall survive the termination of this Lease which shall occur upon delivery of the Deed at Closing.

          g. It is understood and agreed by and between the parties hereto that in the event the Lessee exercises this option to purchase the Premises and this transaction is closed, all ad valorem real property taxes, assessments and fees assessed against the Premises will be prorated on a calendar year basis as of the Closing Date.

9

          h. It is understood and agreed by and between the parties hereto that this option and any contract created by the exercise hereto shall be governed by the laws of the State of West Virginia.

     25. Miscellaneous.

               a. Wherever the words “Lessor” and “Lessee” appear in this lease, they shall include the parties and their respective sublessee heirs, devisees, executors, administrators, successors and assigns, and the provisions of this agreement are binding upon them. Those words as may be used herein, shall be construed to include the plural as well as the singular; and the necessary grammatical changes required to make the provisions apply to either corporations, partnerships, other entities, or individuals, masculine or feminine, shall in all cases be assumed as though fully expressed. The neuter gender has been used herein for convenience only.

               b. This lease expresses the entire agreement between the parties hereto. No amendments, modification, or waiver of any provision hereof shall be valid unless in writing and signed by all of the parties hereto.

               c. This lease shall be construed in accordance with the laws of the State of West Virginia.

               d. If any provisions or paragraphs or part thereof of this agreement are held invalid or unenforceable, such invalidity or unenforceability shall not effect the validity or enforce-ability of the other portions hereof, all of which provisions are hereby declared severable.

               e. This lease shall not be recorded. However, the parties hereto mutually agree, upon the written request of either one to the other, to execute a memorandum of this lease in recordable form for filing and recording in the Office of the Clerk of the County Commission of the county in which the Demised Premises are located.

10

     IN WITNESS WHEREOF, the parties do hereunto set their hands to multiple copies hereof, each of which shall constitute an original, by their respective officers thereunto duly authorized all as of the day and year hereinabove set forth.

LESSOR:

WILLIAMS LAND CORPORATION,
a West Virginia corporation

Dated: September 7, 2004	By: /s/ William G. Williams, Jr.

Its: President

LESSEE:

SYSCAN CORPORATION,
a West Virginia corporation

Dated: September 7, 2004	By: /s/ William G. Williams, Jr.

Its: President

11

EXHIBIT “A”

MAIN FACILITY
(West of North Hills Drive)

The following described real estate, together with the improvements thereon and the privileges, appurtenances and rights thereunto belonging, situate in the City of Charleston, the County of Kanawha and State of West Virginia, more particularly bounded and described as follows, to-wit:

PARCEL NO. ONE

     All those certain lots, pieces or parcels of land situate in Section 3 of the John Popp Addition as the same are laid down and shown upon a map of Section 3 duly of record in the office of the Clerk of the County Commission of Kanawha County, West Virginia in Map Book 7, at page 143, known and designated as Nos. Five (5), Six (6), Seven (7), Eight (8), Nine (9), Ten (10), Eleven (11), Twelve (12), Thirteen (13), Fourteen (14), Fifteen (15), Sixteen (16), Seventeen (17), Eighteen (18), Nineteen (19), Twenty (20), Twenty-one (21), Twenty-two (22), Twenty-three (23), Twenty-four (24), Twenty-five (25), Twenty-six (26), Twenty-seven (27), Twenty-eight (28) and Twenty-nine (29) of said Section 3, and being part of the property conveyed to party of the first part by Donald R. Basham and others, by deed dated November 7, 1969, and of record in said Clerk’s Office in Deed Book 1575, at page 239.

PARCEL NO. TWO

     All of that certain lot, piece or parcel of land, together with the improvements thereon, situate in Charleston, Kanawha County, West Virginia on the northerly side of the Charleston-Point Pleasant Turnpike, a short distance below the western corporate limits of the City of Charleston, more particularly bounded and described as follows:

               BEGINNING at a square cript stone on the northerly side of said Turnpike; thence up the same and binding thereon, S. 86° 03’ E. 231 feet to an iron pipe passing an old locust stake at 198 feet; thence up the hill and at right angles to said last named line, N. 3° 57’ E. 140 feet to an iron pipe in the southerly line of a 40 foot road or street, proposed to be graded by Joseph Popp (said last named iron pipe being located N. 86° 03’ W. 17 feet from an old locust stake) and parallel to the first mentioned line; thence running with the southerly line of said proposed road and parallel to the said turnpike, N. 86° 03’ W. 206.3 feet to an old locust stake, where the southerly line of said proposed road intersects another 40 foot proposed road, proposed to be graded by the said John Popp and down the hill with the easterly line of said proposed road, S. 13° 39’ W. 142 feet to the beginning, containing .7 of an acre; said parcel having been surveyed by W. D. Sell, Civil Engineer, on October 13, 1933.

PARCEL NO. THREE

     A strip of land, adjoining the above described property, situate in the said City of Charleston, Kanawha County, West Virginia, more particularly bounded and described as follows:

               BEGINNING at a stake in the north side of the Charleston-Point Pleasant Turnpike, at the southeast corner of the property formerly owned by Daniel J. Popp and wife, and running thence with the north line of said Turnpike, S. 86° 03’ E. 17 feet to a stake; thence running up the hill at right angles, N. 3° 57’ E. 140 feet to a stake; thence N. 86° 03’ W. 17 feet to the northeast corner of the property of the said Daniel J. Popp and wife; thence in a southerly direction with a line of said property S. 3° 57’ W. 140 feet to the place of beginning, together with an easement of right of way for the driveway leading from the said Turnpike to the property of the said Daniel J. Popp, as the same is now located over and across the property once owned by L. C. Basham, lying next to and adjoining the property of the said Daniel J. Popp and wife, on the westerly side thereof;

said Parcels Nos. Two and Three hereinabove described, being part of the property conveyed to party of the first part by Mae Geissinger, widow and others by deed dated December 18, 1969, and of record in said Clerk’s office in Deed Book 1577, at page 721 and by Daniel J. Popp and Frances Coleman Popp, his wife, by deed dated December 18, 1969 and of record in said Clerk’s Office in Deed Book 1577, at page 747, said parcels being therein designated Parcels Nos. One and Two thereof.

Those portions of the John Popp Addition to the City of Charleston, West Virginia as shown upon a map of said addition recorded in said Clerk’s office in Map Book 7, at page 143, and designated as Section 3 of said subdivision bounded and described as follows:

PARCEL NO. FOUR

               BEGINNING at a post in the southerly line of Mary Street, at the northwesterly corner of Lot No. 29, of said Section 3; thence N. 70° 00’ E. 40 feet to the northerly line of Mary Street; thence S. 86° 03’ E. 174.69 feet to a concrete monument; thence S. 83° 00’ E. 1099.89 feet to a concrete monument in the west line of Popp Avenue; thence with Popp Avenue S. 70° 00’ W. 40 feet; thence leaving Popp Avenue N. 83° W. 1099.89 feet; thence N. 86° 03’ W. 174.69 feet to the place of beginning, being a point at the northwesterly corner of said Lot No. 29 containing 1.1704 acres, more or less, and being the portion of Mary Street paralleling the northern boundary of Parcel No. One hereinabove described.

     PARCEL NO. FIVE

               BEGINNING at a post in the southerly line of Mary Street, at the northwesterly corner of Lot No. 29, of said Section 3; thence N. 70° 00’ E. 40 feet to the northerly line of Mary Street; thence N. 86° 03’ W. 216.15 feet to a concrete monument; thence S. 3° 9’ W. 40.62 feet to a point in the southerly line of Mary Street; thence with the southerly line of Mary Street, S. 86° 3’ E. 223.23 feet to the post in the northwesterly line of said Lot No. 29, the place of beginning; and being the portion of Mary Street paralleling the northern boundary of Parcels Nos. Two and Three, hereinabove described, the said Parcel No. Four being part of the property conveyed to party of the first part by the aforementioned deed of Donald R. Basham and others, dated November 7, 1969, and the said Parcel No. Five being part of the property conveyed to party of the first part by Mae Geissinger, widow, and others and Daniel J. Popp and Frances Coleman Popp, his wife, by their aforementioned deeds, dated December 18, 1969.

The said Parcels Nos. 1 – 5 described above being the same property conveyed to H. & W., Inc. (now known as Williams Land Corporation) by deed dated September 9, 1975, of record in the Office of the Clerk of the County Commission of Kanawha County, West Virginia in Deed Book No. 1771, at Page 610.

EXCEPTING, HOWEVER, therefrom, that certain parcel of land sold and conveyed by H & W, Inc. to Builders Emergency Housing Corporation by deed dated April 8, 1977, of record in the Office of the Clerk of the County Commission of Kanawha County, West Virginia in Deed Book No. 1839, at Page 323.

MAIN FACILITY PARCEL EAST OF NORTH HILLS DRIVE

All those certain lots or parcels of land, together with the improvements thereon and the appurtenances thereunto belonging, situate in the City of Charleston, Kanawha County, West Virginia, and being more particularly bounded and described as follows:

     All that certain parcel of land situate in and being a part of Phase One of North Hills Addition, as shown upon the map of the same recorded in the office of the Clerk of the County Commission of Kanawha County, West Virginia, in Map Book, 25, at page 69, and being designated on said map as “ Future Development” and including a forty foot wide street; said parcel being bounded on the west by North Hills Drive and on the North by Lot 11, Phase 1 of North Hills and an area designated as “Park & Play Area”, and on the east by West Virginia Department of Highways Maintenance Facilities, and on the South by West Washington Street; and be part of the same real estate heretofore conveyed unto the said party of the first part by Calvin R. Basham and others by deed dated March 28, 1974 and of record in said Clerk’s office in Deed Book 1724, page 426. Reference is hereby made to said deed and map for a further description.

Being the same property conveyed to Williams Land Corporation by Grace-Warden Agency, Inc., a corporation by deed dated September 23, 1999, of record in the Office of the Clerk of the County Commission of Kanawha, West Virginia in Deed Book No. 2482, at Page 496.

EXHIBIT 11

AGREEMENT OF PURCHASE AND SALE

     THIS AGREEMENT, made and entered into this 7th day of September, 2004, by and between WILLIAMS PROPERTIES, LLC, a West Virginia limited liability company, hereinafter referred to as the “Seller”, whose address is P.O. Box 3232, Charleston, West Virginia 25322, and SYSCAN CORPORATION, a West Virginia corporation, hereinafter referred to as the “Purchaser”, whose address is P.O. Box 3232, Charleston, West Virginia 25322.

W I T N E S S E T H:

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the Stock Purchase Agreement between the owner of Seller and Champion Industries, Inc., as well as the mutual covenants herein set forth and intending to be legally bound hereby, Seller and Purchaser agree each with the other as follows:

     1. Sale of Premises. Seller hereby agrees to sell and Purchaser hereby agrees to purchase, upon the terms and conditions hereinafter set forth, the real property known as the SOS Building, 811 Virginia Street, Charleston, West Virginia, described in the deed attached hereto as Exhibit “A”, which description is by this reference incorporated in and made a part of this Agreement, together with:

a.	All buildings, improvements and structures thereon and improvements and fixtures thereto;

b.	All rights, privileges, easements, hereditaments, appendages and appurtenances thereunto belonging and in anywise appertaining;

c.	All right, title, interest and estate of the Seller in and to streets, roads, ways, sidewalks, curbs, alleys and areas adjoining said real estate and portions thereof, whether vacated by law or ordinance (conditionally or otherwise); and

d.	All right, title and interest of the Seller in and to the leases identified on Exhibit “B”.

All of the foregoing is hereinafter referred to as the “Property”.

     2. Purchase Price and Manner of Payment. The total purchase price to be paid by the Purchaser to the Seller for the Property is the sum of One Hundred Fifteen Thousand and 00/100 Dollars ($115,000.00), hereinafter referred to as the “Purchase Price”. The Purchase Price shall be paid in by Purchaser to Seller in cash or certified funds at Closing.

     3. Closing. The Purchaser and Seller agree that the purchase of the Property will be consummated as follows:

          (a) Closing Costs. Seller shall pay for the preparation of all documents of transfer, and all documentary stamps or other transfer taxes assessed in connection with the conveyance of the Property to the Purchaser. Except as otherwise specifically provided in this Agreement, each party hereto shall bear their own Closing Costs.

          (b) Prorations. Seller shall pay the 2003 (and all prior years) real estate taxes in full at or prior to Closing. The 2004 real estate taxes, and all annual assessments shall be prorated on a calendar year basis as of the date of Closing with the Seller being charged with that portion of the taxes and other charges attributable to the period beginning January 1 of the calendar year in which the Closing occurs and ending with the date of Closing, using, in the case of real estate taxes, the last officially certified tax rate and valuation obtained from the County Assessor of Kanawha County, West Virginia. Purchaser shall pay all other assessments, fire service fees, rentals, refuse, water and sewer fees, and charges for utility service current through closing, with such charges for the month in which the Closing Date occurs being prorated on a monthly basis.

          (c) Closing Date and Possession. The Closing shall occur on a date and at a location mutually agreeable to Seller and Purchaser on or before the 13th day of September, 2004 (the “Closing Date”). Seller shall place Purchaser in possession of the Property on or before the Closing Date.

          (d) Title Transfer. At Closing:

               (1) Seller shall execute and deliver to Purchaser such appropriate general warranty deed and other instruments of conveyance as shall be effective to vest in Purchaser good and marketable fee simple title to the Property. Simultaneously with such delivery, the Seller shall take all additional steps as may be necessary to put Purchaser in possession and operating control of the Property subject only to the leases attached hereto and identified collectively as Exhibit “B” and made a part hereof. All lease agreements shall be satisfactory to Purchaser, in its sole and absolute discretion, and shall, at the option of Purchaser, be assigned to Purchaser at the Closing.

               (2) Seller shall obtain and deliver to Purchaser an estoppel certificate with respect to each lease (whether written or oral) which relates to the Property, which shall be signed and dated by the Seller and the respective tenant(s), setting forth (i) the name of the tenant(s), (ii) that the lease is in full force and effect and has not been modified or, if it has been modified, the date of each such modification (together with copies of each such modification), (iii) the amount, if any, of the security or damage deposit that currently exists; (iv) the amount of rent due and payable under the lease, (v) the date to which all rental charges have been paid by the tenant, (vi) whether a notice of default has been received by the Seller under the lease which has not been cured, and if such notice has been received, the date it was received and the nature of the default, (vii) whether there are any alleged defaults under the lease and, if so, setting forth the nature thereof in reasonable detail, and (viii) if the tenant shall be in default, the default, in reasonable detail.

2

               (3) Seller shall deliver to Purchaser any and all other approvals and consents in form and substance satisfactory to Purchaser which Purchaser deems necessary or appropriate for the transfer of the Property to Purchaser.

               (4) The Property shall be free from any and all liens, encumbrances, encroachments, restrictions, obligations or leases other than the leases acceptable to the Purchaser, except for any zoning ordinances to which the Property may be subject, covenants and restrictions of record affecting the use of the Property, any easements to which the Property may be subject at the time of the execution of this Agreement which Seller has disclosed to Purchaser and which do not adversely affect the marketability of the Property or its intended use by Purchaser, the ad valorem property taxes assessed against the Property for the year 2004, it being understood that such taxes shall be prorated on a calendar year basis as provided in this Agreement, and the taxes assessed against the Property for the year 2005, which taxes are not yet due or payable..

          (e) Survey and Title Examination. In the event Purchaser desires that the conveyance of the Property be based on a current survey, the costs thereof as well as the costs of examination of title and any costs relating to the procurement of financing shall be paid by the Purchaser.

     4. [Reserved]

     5. [Reserved]

     6. Physical Condition And Inspection Contingency. This Agreement is contingent upon an inspection by Purchaser or Purchaser’s representative for the following items and conditions to be completed prior to the Closing Date. The inspection shall be for the environmental condition of the Property, pest infestation, and the structural and mechanical soundness of the buildings, including the proper functioning of the roof, foundation, walls, basement, windows, doors and the heating, plumbing, electrical, air conditioning, water and sewage systems. If the inspection shows no deficiency, then this Agreement shall remain binding and effective. If the inspection shows deficiency, Seller shall, after receiving notice of the deficiency, promptly notify Purchaser in writing (a) whether the Seller will correct the deficiency at Seller’s sole cost and expense prior to Closing, or (b) allow a credit against the Purchase Price for Purchaser’s estimate of the costs to correct the deficiencies or (c) whether Seller shall cancel this Agreement. If Seller elects to cancel this Agreement, Purchaser may, within three (3) days after receipt of Seller’s notice of election to cancel, waive the defect and this contingency and this Agreement shall then be binding and enforceable, and Purchaser shall accept the Property “as is” except as otherwise stated in this Agreement. If Purchaser does not waive the defect and this contingency following notice of termination from the Seller, this Agreement shall be void and unenforceable and neither party shall have any further claim against the other hereunder.

3

     All buildings and improvements, including fixtures on the Property are to remain with the Property and are to be delivered to Purchaser in as good condition as they are on the date of this Agreement, reasonable wear and tear accepted, except as hereinafter provided. Seller hereby represents to Purchaser that it is not aware of any hidden defects in the Property which have not been made known to Purchaser and that no complaints have been made by any governmental body as to the condition of said Property or the existence of any hazardous or toxic substance in, on or about such Property.

          7. [Reserved]

          8. Title to Property. If in the opinion of legal counsel for Purchaser, Seller does not hold good and marketable title to the Property or in the event of any encroachment, Purchaser shall advise Seller of such defects or objections to title and Seller shall have a reasonable time not to exceed thirty (30) days after written notice thereof in which to remedy, resolve or remove such defects, objections or encroachments. If Seller is unable or unwilling to cure or eliminate such defects or objections to the satisfaction of Purchaser within thirty (30) days of such notification, or should any easement, reservation, covenant, exception or restriction to the Property prove unacceptable to the Purchaser or Purchaser’s lender providing the financing for the acquisition contemplated in this Agreement, Purchaser may, at its option:

               (a) Rescind its obligation to purchase the Property, terminate this Agreement and recover all monies deposited or paid to Seller hereunder; or

               (b) Waive such objections or defects; or

               (c) Extend the time for curing or eliminating such objections or defects for an additional period not to exceed thirty (30) days. If Purchaser so extends the time for curing or eliminating such objections or defects and Seller has been unable to cure or remove said defects by the end of the additional period, Purchaser shall by notice to Seller either terminate this Agreement as provided in subparagraph (a) or waive the designated defects and objections as provided in subparagraph (b). In the event the period for cure of defects or any extension thereof necessitates a delay in the Closing beyond the Closing Date as provided herein, the Closing Date shall be postponed to a date on or before the tenth day following the resolution of the title problems or the waiver of such title problems as set forth in this paragraph.

          9. Damage To Or Destruction Of The Property. The risk of loss or damage to the Property by reason of fire or any other cause shall be on the Seller until the time of Closing and if any of the Property is damaged or destroyed by fire or other cause prior to the time of Closing, the Purchaser may, at the sole option of Purchaser:

               (a) Declare this Agreement to be null and void by giving written notice to Seller of Purchaser’s election to terminate this Agreement prior to the Closing Date, in which case Seller shall immediately refund all sums paid hereunder by Purchaser to Seller hereunder; or

               (b) Accept the Property plus the proceeds of insurance on the Property.

4

          10. Seller’s Representations And Warranties. As of the date of this Agreement and as an inducement to Purchaser to enter into this Agreement, Seller represents and warrants the following to Purchaser:

               (a) All leases (whether written or oral) relating to the Property are in full force and effect; no security or damage deposits exist, other than as specifically identified in any Exhibit attached hereto; and neither the Seller nor any tenant is in default, other than as specifically identified in any Exhibit attached hereto.

               (b) Seller has the lawful right to enter into this Agreement and to cause the transactions contemplated herein to be carried out.

               (c) The Property conforms to all applicable building codes, environmental laws and regulations, zoning ordinances and other restrictions, including (but not limited to) the requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.

               (d) The plumbing, heating, water heaters, air conditioning units, pipes, gas lines and water and sewer lines are all in good working order and in compliance with all applicable government laws and regulations.

               (e) All water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or in the normal use and operation of the Property are and at the time of Closing will be connected to the Property with valid permits and are and the time of Closing will be adequate to service the Purchaser’s intended use and to permit full compliance with all requirements of law and normal usage by the Purchaser, its tenants, licensees and invitees.

               (f) The Seller has obtained all licenses, permits, easements and rights of way, including proof of dedication, required from all governmental authorities having jurisdiction over the Property or from private parties for the use and operation of the Property and to insure vehicular and pedestrian ingress and egress to and from the Property.

               (g) Seller has disclosed to Purchaser all matters that might have a material adverse effect on the ownership, operation or maintenance of the Property and there are no latent defects therein known to Seller.

          11. Seller’s Indemnifications. Anything to the contrary in this Agreement notwithstanding, it is expressly understood and agreed that the Purchaser does not assume or agree to be responsible for, and Seller hereby agrees to indemnify and hold Purchaser harmless from and against any and all losses, obligations, liabilities, damages, injuries, expenses and claims of any and every kind whatsoever arising out of or resulting from (a) any representations or warranties of Seller given in this Agreement and/or (b) any injuries to persons or damages to property occurring prior to the Closing Date.

5

          12. Purchaser’s Representations And Warranties. The Purchaser represents and warrants to the Seller as follows:

               (a) The Purchaser has full right, power and authority to execute, deliver and perform the terms of this Agreement and to consummate the transactions contemplated hereby, and is not subject to any restriction or agreement which prohibits or is violated by the consummation of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

               (b) The consummation of the transactions contemplated by this Agreement will not result in any breach of or constitute a default under any restriction or agreement to which Purchaser is a party, and will not result in the violation of any applicable law or regulation.

          13. Purchaser’s Conditions To Closing. Subject to Purchaser’s right to waive in writing any condition required by this Paragraph 13, Purchaser is not obligated to consummate, or cause to be consummated, the transactions contemplated by this Agreement unless:

               (a) Seller shall execute and deliver to Purchaser, such deeds and other instruments in form and substance satisfactory to Purchaser as it shall deem to be necessary or appropriate to convey or transfer the Property to Purchaser free and clear of all pledges, liens, leases and encumbrances as required under the terms of this Agreement;

               (b) All of the representations and warranties of Seller contained in this Agreement shall be true as of the Closing and shall have the same force and effect as if they had been made at and as of the Closing; and Seller shall have complied with and performed all of the agreements contained in this Agreement to be performed by it at or before Closing.

          14. Seller’s Condition To Closing. Subject to its right to waive any condition required by this Paragraph 14, Seller is not obligated to consummate or cause to be consummated the transactions contemplated by this Agreement unless:

               (a) All the representations and warranties of Purchaser shall be true at and as of the Closing with the same force and effect as if they had been made at and as of the Closing and Purchaser shall have complied with and performed all of the agreements contained in this Agreement to be performed by it at or before Closing; and

               (b) Purchaser shall deliver to Seller at Closing the then unpaid balance of the Purchase Price.

          15. Notices. Any notice required or permitted hereunder may be given by one party to the other by mailing the same certified mail, return receipt requested, postage pre-paid, addressed to the addresses set out at the beginning of this Agreement or such other address as one party may notify the other in writing.

6

          16. Default Of Purchaser Or Seller.

               (a) If Purchaser shall default under this Agreement, the Seller shall have the option of requiring specific performance of this Agreement or of terminating this Agreement. If Seller shall elect to terminate this Agreement, Purchaser shall pay Seller the sum of One Thousand Dollars as liquidated damages hereunder and Seller and Purchaser shall be relieved of all further liability hereunder regardless of any default of Seller hereunder.

               (b) If Seller shall default under this Agreement, Purchaser shall have the option of requiring specific performance of this Agreement or terminating this Agreement regardless of any default on the part of Purchaser. If Purchaser shall elect to terminate this Agreement, Purchaser shall be relieved of any further obligation or liability hereunder and shall have all other rights and remedies of Purchaser hereunder or at law or in equity; provided, however, that if the default is due to a defect in the title to the Property, and Purchaser will not waive such default, Seller will promptly refund the full amount of any sums paid to Seller under this Agreement and this Agreement shall terminate without further claim by either party against the other. In the event Purchaser exercises its right to terminate this Agreement, Seller shall immediately refund all amounts paid by Purchaser to Seller hereunder.

          17. Survival Of Representations And Warranties. Each of the parties hereto covenants and agrees that the covenants, agreements, representations, warranties and indemnifications contained in this Agreement and in any document delivered or to be delivered pursuant to this Agreement and in connection with the transactions contemplated hereunder shall survive the Closing Date indefinitely.

          18. Waivers And Amendments.

               (a) The Seller and Purchaser may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions to be taken or performed by the other pursuant to this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (iii) waive compliance with any of the covenants of the other contained in this Agreement; and (iv) waive or modify performance of any of the obligations of the other.

               (b) This Agreement may be amended, modified or supplemented only by a written instrument executed by the Purchaser and Seller. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          19. Non-Assignability. This Agreement and any rights pursuant hereto shall not be assigned by the Purchaser without the prior written consent of the Seller, which consent shall not be unreasonably withheld: provided, however, that Purchaser may assign its rights under this Agreement to a corporation, limited liability company or other entity controlled by, controlling or under common control with the Purchaser without the consent of the Seller.

7

          20. Section And Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          21. Further Acts; Notices. Each of the parties shall do, execute, acknowledge and deliver and cause to be done, executed, acknowledged and delivered all such further acts, instruments, transfers and assurances as shall be required in order to carry out this Agreement and consummate the transactions contemplated hereby.

          22. Binding Effect; Benefits. Each and every provision of this Agreement shall be binding upon and inure to the benefit of the respective personal representatives, heirs, devisees, legatees, distributees, assigns, transferees and successors in interest of the parties to this Agreement.

          23. Brokerage and Finder’s Fees. Seller and Purchaser expressly affirm that no broker or other person is entitled to any brokerage commission, finder’s fee or other like payment resulting from this Agreement or the transactions contemplated hereby.

          24. Expenses. Except as otherwise provided in this Agreement, regardless of whether the transactions contemplated herein are consummated, each party hereto shall pay its own expenses and fees and expenses of its counsel and other representatives and agents, except to the extent such expenses result from a misrepresentation by the other party or a willful breach of the performance of its obligations hereunder by such other party.

          25. Governing Law. The validity, performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia.

          26. Complete Agreement. This Agreement shall supersede any and all prior agreements or understandings between the Seller and Purchaser concerning the Property and shall govern and control any and all relations between the Seller and Purchaser with reference to the Property. No change or modification of this Agreement shall be valid unless the same shall be in writing and executed by Seller and Purchaser.

          27. Access To Property Prior To Closing. Purchaser shall be afforded reasonable access to the Property prior to the Closing for the purposes of conducting the inspections permitted hereunder.

          28. Counterparts And Effective Time Of Agreement: Recording. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument. This Agreement shall not be effective until both Seller and Purchaser have executed the Agreement and the executed Agreement or an executed counterpart of the Agreement has been returned to Purchaser. This Agreement shall not be recorded. However, the

8

parties hereto mutually agree, upon the written request of either one to the other, to execute a memorandum of this Agreement in recordable form for filing and recording in the Office of the Clerk of the County Commission of Kanawha County, West Virginia.

          29. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement.

     IN WITNESS WHEREOF, Purchaser has caused this writing to be signed by its Managers thereunto duly authorized, and WITNESS the following signatures and seals, all as of the day and year first above written.

SELLER:	WILLIAMS PROPERTIES, LLC,
a West Virginia limited liability company

By /s/ William G. Williams, Jr.
Its: Manager and Sole Member

PURCHASER:	SYSCAN CORPORATION,
a West Virginia corporation

By: /s/ William G. Williams, Jr.
Its: President

9

EXHIBIT “A”

VIRGINIA STREET PROPERTY
(SOS Building)

All that certain piece or parcel of land, together with the improvements thereon and the appurtenances thereunto belonging, situate in the City of Charleston, Charleston West Tax District, Kanawha County, West Virginia, and being more particularly designated and described as all of Lot 5 and part of Lots 6, 7 and 8 of Block 31 of Glenwood Addition to West Charleston, as shown upon a plat thereof entitled “Map Showing 3,143 S.F. Tract, And Lot No. Five, Block 31, Glenwood Addition In Composite, Tract Being Portions Of Lots No. 6, 7, and 8 Owned: Central Enterprises, D.B. 2248 P. 581 (Parcel Fourth) Situate: Abutting 811 Virginia Street On North Charleston West District, City of Charleston, Kanawha County, West Virginia” made by Carl Kinder, Sr., L.L.S., bearing date January 5, 1991, said parcel of land being more particularly bounded and described as follows:

BEGINNING at a point at the intersection of the westerly line of Virginia Street West, and the northerly line of Charles Street as shown on the aforesaid plat; thence leaving the westerly line of said Virginia Street West and running with the northerly line of Charles Street S. 62° 15’ W., a distance of 120 feet, more or less, to a point; thence continuing with the line of Charles Street, N. 27° 45’ W., a distance of 40 feet, more or less, to the common westerly corner of Lots 5 and 6 of Block 31 of said Glenwood Addition; thence running with the common division line of said Lots 5 and 6, N. 62° 15’ E., a distance of 3 feet, more or less, to a point; thence leaving said common division line and running across Lots 6, 7 and 8 of said block 31, N. 25° 32’ 19” E., a distance of 90 feet, more or less, to a point in the southerly line of 7th Avenue; thence running with the southerly line of 7th Avenue S. 67° 32’ 13” E., a distance of 70 feet, more or less, to the common easterly corner of Lots 5 and 6 of said Block 31, said point also being located at the intersection of the southerly line of 7th Avenue and the westerly line of Virginia Street West; thence running with the westerly line of said Virginia Street West S. 27° 45’ E., a distance of 40 feet, more or less, to the place of beginning..

Being the same property conveyed to Williams Properties, LLC by Linda K. Dunlap by deed dated June 22, 2000, of record in the Office of the Clerk of the County Commission of Kanawha County, West Virginia in Deed Book No. 2501, at Page 82.

EXHIBIT “B”

[LEASES]

EXHIBIT 12

EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT (the “Agreement”), made effective this 7th day of September, 2004, by and between CHAMPION INDUSTRIES, INC., a West Virginia corporation, and SYSCAN CORPORATION, a West Virginia corporation (collectively referred to as the “Corporation”), and WILLIAM G. WILLIAMS, JR., an employee of the Corporation (hereinafter “Employee”);

               WHEREAS, the Employee currently is employed by Syscan Corporation and is the owner of all the issued and outstanding capital stock of Syscan Corporation; and

               WHEREAS, Champion Industries, Inc. has agreed to purchase all of the issued and outstanding capital stock of Syscan Corporation from Employee pursuant to Stock Purchase Agreement dated as of September 7, 2004 (the “Stock Purchase Agreement”); and

               WHEREAS, the parties hereto have agreed to enter into this Agreement as part of the consideration for the sale of the Syscan stock; and

               WHEREAS, the Corporation offers the terms and conditions of employment hereinafter set forth herein and Employee has indicated his willingness to accept such terms; and

               NOW, THEREFORE, in consideration of the Corporation’s employment of Employee, the terms and conditions of this Agreement and the Stock Purchase Agreement, the sufficiency and receipt of which consideration is acknowledged by the Corporation and the Employee, the parties hereto agree as follows:

EMPLOYMENT

          1. EMPLOYMENT. Corporation hereby employs Employee and Employee hereby affirms his employment with Corporation upon the terms and conditions hereinafter set forth. Employee will be a Vice President of both Champion Industries, Inc and Syscan Corporation.

          2. TERM. The term of this Agreement shall be for a two (2) year period beginning on the date first written above, unless terminated in accordance with paragraph 5 hereof or by mutual agreement of the parties.

          3. DUTIES. Employee shall perform and have all of the duties and responsibilities that may be assigned to Employee from time to time by the Board of Directors of the Corporation and/or the CEO of Champion. Employee shall devote Employee’s best and exclusive service on a full-time basis to the advancement of the interests of the Corporation.

          4. COMPENSATION AND BENEFITS. During the term of employment of Employee, the Corporation agrees to provide Employee with the following maximum compensation and benefits:

               (a) The Corporation shall pay to Employee, for all services to be rendered by Employee on behalf of the Corporation, an annual base salary of $125,000.00, which shall be paid on a semi-monthly basis; provided, however, that no portion of such annual base salary shall be paid after termination of this Agreement in accordance with paragraph 5 hereof.

                (b) The Corporation shall pay to Employee an annual bonus in an amount of at least $25,000. The bonus shall be payable at the end of each twelve (12) month anniversary period under this Agreement; provided, however, that no bonus shall be paid for any year in which Employee’s employment is terminated in accordance with paragraph 5 hereof.

               (c) The Corporation shall, from the date hereof, and during the term of Employee’s employment, provide Employee with benefits equivalent to benefits provided to other officers of the Corporation and that he be eligible to participate in employee stock option programs of the Corporation.

          5. TERMINATION. Corporation shall have the right to terminate Employee’s employment under this Agreement at any time for Just Cause, which termination shall be effective immediately. Termination for “Just Cause” shall include only termination for Employee’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order which violation has a material adverse effect on the Corporation or its business, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with Corporation or Corporation’s business, misappropriation of Corporation’s assets or funds or those of their Affiliates, or material breach of any other provision of this Agreement, provided that Employee has received written notice from Corporation of such material breach and such breach remains uncured thirty (30) days after the delivery of such notice. Employee may voluntarily terminate his employment at any time, and if Employee shall voluntarily terminate his employment, he shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after notice of such termination. Employee’s employment shall terminate upon his death, and all rights to receive compensation or other benefits under this Agreement shall terminate immediately.

2

MISCELLANEOUS

          6. EMPLOYEE ACKNOWLEDGEMENT. The Employee acknowledges that Employee fully understands this Agreement and its implications, that Employee was not coerced or pressured to enter into the Agreement, and that Employee entered into the Agreement of Employee’s own free will and accord.

          7. AMENDMENT. This Agreement may not be waived, changed or modified except in writing and signed by all the parties to be charged.

          8. ASSIGNMENT. This Agreement shall be binding upon the Employee, Employee’s personal representatives and successors, and shall inure to the benefit of the Corporation, its successors and assigns.

          9. GOVERNING LAW. This Agreement shall be governed by the laws of the State of West Virginia.

          10. ARBITRATION. Any dispute among the parties hereto arising out of or with respect to this Agreement or any of its provisions shall be resolved by the sole and exclusive remedy of binding arbitration, as follows: each of the parties in dispute shall name one arbitrator. The arbitrators so selected shall name a third arbitrator. The decision of the majority of the arbitrators shall be binding upon the parties and enforceable in a court of competent jurisdiction. Such arbitration shall be conducted in Charleston or Huntington, West Virginia.

          11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and shall supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          12. SEVERABILITY. If any provision hereof, or any portion of any provision hereof, is held to be invalid, illegal or unenforceable, all other provisions shall remain in force and effect as if such invalid, illegal or unenforceable provision or portion thereof had not been included herein. If any provision or portion of any provision of this Agreement is so broad as to be unenforceable, such provision or a portion thereof shall be interpreted to be only so broad as is enforceable.

3

          13. HEADINGS. The headings contained in this Agreement are included for convenience or reference only and shall have no effect on the construction, meaning or interpretation of this Agreement.

          14. WAIVER OF BREACH. A waiver of a breach of any provision of the Agreement by any party shall not be construed as a waiver of subsequent breaches of that or any other provision. No requirement of this Agreement may be waived except by the party adversely affected.

               THE UNDERSIGNED EMPLOYEE STATES THAT EMPLOYEE HAS CAREFULLY READ THE FOREGOING AGREEMENT, THAT EMPLOYEE HAS BEEN GIVEN THE OPPORTUNITY TO CONFER WITH LEGAL COUNSEL BEFORE EXECUTING IT, THAT EMPLOYEE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT EMPLOYEE EXECUTES THE SAME AS A FREE AND VOLUNTARY ACT.

               IN WITNESS WHEREOF, the parties have signed and sealed this Agreement as of the day and year first above written:

EMPLOYEE:	/s/ William G. Williams, Jr.

CORPORATION:	CHAMPION INDUSTRIES, INC.

By: Marshall T. Reynolds
Its Chairman

SYSCAN CORPORATION

By /s/ William G. Williams, Jr.
Its President

4